Exhibit 10.1

FRAMEWORK AGREEMENT FOR THE EXPLORATION AND POTENTIAL DEVELOPMENT OF MINING PROPERTIES

This private document, framework agreement for the exploration and potential development of mining properties, is entered into by and between:

        MINERA CHAMBARA S.A.C., with RUC No. 20518512421 and domicile at El Bucaré 573, Camacho, La Molina, Lima, Peru registered in file No. 12125100 of the Registry of Legal Entities of Lima, duly represented by Mr. Walter Henry Gage Hunt, identified with Peruvian Identity Card (DNI) number 45888487 and United States Passport number 710016643, as per power of attorney granted by MINERA CHAMBARA S.A.C.'s shareholders' meeting executed on March 4, 2008 (hereinafter "CHAMBARA"); and,

        MINERA SOLITARIO PERU S.A.C. with RUC No. 20462014181 and domicile at El Bucaré 573, Camacho, La Molina, Lima, Peru,, registered in card No. 41244 of the Registry of Legal Entities of Lima, duly represented by its President of the Board of Directors, Mr. Walter Henry Gage Hunt, identified with Peruvian Identity Card (DNI) number 45888487 and United States Passport number 710016643 as per power of attorney registered in file No. 11396340, entry C0008 of the above mentioned Registry (hereinafter "SOLITARIO PERU").

        SOLITARIO RESOURCES CORP., a company existent and incorporated under the laws of the United States, domiciled at 4251 Kipling St, Suite 390 Wheat Ridge, CO 80033, USA, duly represented by its President, south America Operations, Mr. Walter Henry Gage Hunt, identified with Peruvian Identity Card (DNI) number 45888487 and United States Passport number 710016643 (hereinafter "SOLITARIO RESOURCES").

Where used in this Agreement, "MINERA SOLITARIO" shall mean collectively MINERA SOLITARIO S.A.C., SOLITARIO RESOURCES CORP. and CHAMBARA; and,

        VOTORANTIM METAIS - CAJAMARQUILLA S.A., with RUC No. 20261677955 and domicile at Paz Soldan 170 of # 501, San Isidro, Lima 27, Peru, registered in file No. 11369441 of the Registry of Legal Entities of Lima, duly represented by Mr. Eugenio Ferrari, identified with Foreign Identity Card No. 000272437, and by Mr. José Montoya Stahl, identified with Peruvian Identity Card (DNI) No. 07866809, as per power of attorney registered in entry C00030 of the abovementioned Registry file (hereinafter "VOTORANTIM").

This contract is entered upon the following terms and conditions:

One:          Definitions

1.1     Affiliates and Subsidiaries

Affiliates and Subsidiaries shall mean:

     A company, partnership or corporation that is owned in more than 50% by one of the Parties hereto or is controlled by one of the Parties.

     A company, partnership or holding that is owner of more than 50% or controls one of the Parties hereto.

For the purposes of the definition of "control" referred to under this section, the Parties hereby expressly agree that control shall mean the right to exercise, directly or indirectly, voting rights regarding the shares or interests of the controlled company which may allow the adoption by the latter of resolutions or valid decisions without being required the attendance or participation of entities or persons who hold, directly or indirectly, additional votes.

Likewise, control shall mean the holding, directly or indirectly, of the power to manage or provide for the management and the policies of the controlled company by means of the title on shares or interests, other voting securities, contracts, voting trusts or by any other mean.

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1.2     Agreement

This agreement, its possible amendments and annexes.

1.3     Area of Interest

The Area of Interest is the area located within the perimeter defined by the limits and coordinates shown on Figure 1, with the exception of the "Soloco", "Minera Pilar del Amazonas" and "Florida Canyon" mining properties in accordance with Figure 1. It is agreed that such exceptions will be immediately extinguished and no longer applicable, in the case that the registered titleholders of those properties as of the Effective Date, cease being 100% holders of same after the Effective Date.

The "Florida Canyon" area, as shown on Figure 1, is defined by the Area of Interest defined as such in the so-called "FRAMEWORK AGREEMENT FOR THE EXPLORATION AND POTENTIAL DEVELOPMENT OF MINING PROPERTIES" executed on March 23rd, 2007, between MINERA BONGARA S.A., MINERA SOLITARIO PERU S.A.C., SOLITARIO RESOURCES CORP. and VOTORANTIM METAIS - CAJAMARQUILLA S.A.

1.4     Cash Calls

On the basis of adopted Programs and Budgets, the General Manager of CHAMBARA shall submit to each Party, at least fifteen (15) calendar days before March 31, June 30, September 30 and December 31 of each year, a request for the delivery by each Party of the estimated cash and environmental compliance fund requirements that they are required to contribute to CHAMBARA for the following quarter. Within fifteen (15) calendar days after receipt of each request, each Party shall advance to CHAMBARA its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The General Manager of CHAMBARA shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to two (2) months. After a decision has been made to begin construction and development activities in the Properties, all funds in excess of immediate cash requirements shall be invested in interest-bearing accounts for the benefit of CHAMBARA.

1.5     CHAMBARA Properties

The Properties held by CHAMBARA and the Property held by SOLITARIO PERU which are described in section 2.2 or that are acquired or filed by CHAMBARA within the Area of Interest, as permitted by this Agreement.

1.6     Commercial Production

Commercial Production shall mean the operations of mining and processing on the Properties or some part of the same, in accordance to the respective Feasibility Study, but it does not include the testing operations or the operations at a pilot plant. It shall be deemed that Commercial Production has began the first day of the month following the first thirty (30) consecutive calendar days during which mineral concentrates have been produced at the Property at an average rate of not less than seventy per cent (70%) of the classified initial capacity of the mining facilities.

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1.7     Continuing Obligations

Means obligations or responsibilities that pertain to the terminating Party's activities that are reasonably expected to continue or arise after termination of the Agreement or after operations on the Properties have ceased or are suspended, including, but not limited to, required ongoing environmental compliance that is mandated by law or permit, reclamation, taxes and social benefits of employees and accounts payable for work conducted on, or for the benefit of the Property that were incurred prior to the effective date of termination.

1.8     Date of Initiation of the Mining Assignment

Is the date in which the Mining Assignment Agreement referred to in clause six herein, is recorded with the files of all the Properties in the Public Registry.

1.9     FIRST OBLIGATION TO CAPITALIZE

It is the obligation undertaken by MINERA SOLITARIO referred to in section 7.1 that will only be enforceable if VOTORANTIM complies with the conditions set forth in this Agreement for those effects. Performance of this obligation by MINERA SOLITARIO, will allow VOTORANTIM to earn in an aggregate 49% interest in the capital stock of CHAMBARA.

1.10   Feasibility Study

Means a detailed report prepared by or on behalf of the General Manager that recommends to the Board of Directors the development of a commercial mining operation on a portion of the Properties and includes at least the following information: (i) a description of the Properties to be covered by the proposed mine; (ii) the estimated recoverable reserves of minerals using an internationally recognized method of computing reserves such as National Instrument 43-101 or JORC and the estimated composition and content thereof; (iii) the proposed procedure for development and mining production; (iv) the results of ore amenability tests; (v) the nature and extent of the mine facilities proposed to be constructed or acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the report shall also include a preliminary design for such mill; (vi) the total costs, including capital Budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements; (vii) summary of environmental impact studies deemed necessary by the Manager and costs thereof; (viii) the period in which it is proposed that the Properties be brought into commercial production; (ix) such other data and information as are reasonably necessary to substantiate the existence of a mineral deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and (x) a schedule of working capital requirements for the construction and initial operation of the Properties as a mine. The Feasibility Study shall be in such form as industry standards and VOTORANTIM customarily requires for purposes of determining the advisability of proceeding with the development of a commercial mining operation.

1.11   Initial Capital

Shall mean the amount of the registered capital stock of CHAMBARA immediately after the date in which the Shareholders, as provided in section 9.2, shall bear any and all investments and expenses required by CHAMBARA in a pro rata basis in accordance with their shareholding interest in CHAMBARA.

1.12   Operator

Operator shall have the meaning as defined in section 14.1.

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1.13   Party or Parties

Shall mean the parties to this Agreement.

1.14   Programs and Budgets

It has the meaning as defined in clause twelve.

1.15   Property or Properties

Are the mining properties described in 2.2 and 2.3, as well as those that may be obtained by CHAMBARA or by any of the Parties as per the provisions hereunder.

1.16   Qualified Expenditures

It shall have the meaning defined in section 7.6.1.

1.17   SECOND OBLIGATION TO CAPITALIZE

It is the obligation undertaken by MINERA SOLITARIO in accordance to section 7.5 that will be enforceable once VOTORANTIM complies with the conditions set forth in this Agreement for those effects. Performance of this obligation by MINERA SOLITARIO, will allow VOTORANTIM to earn in an additional 21% interest in the capital stock of CHAMBARA, so that it holds an aggregate 70% shareholding interest in CHAMBARA.

1.18   Shareholder

It shall mean a Shareholder of CHAMBARA.

1.19   Validity Fees

Shall mean payments to Peruvian governmental entities required for maintaining the Property in good standing and shall include "Derechos de Vigencia" (maintenance fees payments) and "Penalidades" (penalties applied for not reaching the minimum production standards established by law) and any other such fees as shall be levied in the future for purposes of maintaining the good standing and validity of the Properties.

1.20   Effective Date

The Effective Date of this Agreement is that date that occurs two (2) months after the signing of this Agreement or sooner if elected by VOTORANTIM and such election notice is provided to MINERA SOLITARIO in writing.

1.21   CHAMBARA DATA or the DATA BASE

All geologic and geochemical technical data that is in the possession of CHAMBARA or MINERA SOLITARIO in connection to the Area of Interest and the activities developed therein. This data consists of approximately 15,000 samples of stream sediments, soils and rock chips extending over an area of more than 21,000 square kilometers and geologic prospect reports.

1.22   CONFIDENTIALITY AGREEMENT and DUE DILIGENCE PERIOD

MINERA SOLITARIO and VOTORANTIM shall execute a Confidentiality Agreement ("CA") before delivery of the CHAMBARA DATA to VOTORANTIM. The CA shall be signed concurrently with this Agreement. The CA is appended to the Agreement in Annex A.

The terms of the CA would be the following:

a.     Upon execution, MINERA SOLITARIO must deliver the DATA BASE to VOTORANTIM.

b.     VOTORANTIM shall have the right to review the DATA BASE during a term of two (2) months as from the date of execution hereof. Within such term, VOTORANTIM should communicate to MINERA SOLITARIO its interest in electing to have the Framework Agreement (the "Agreement") become effective in order to carry out exploration activities within the Area of Interest under the Agreement.

c.     In the event that VOTORANTIM, during its review of the DATA BASE, elects not to have the Agreement become effective, any applicable provisions of the Agreement at that time will cease being applicable and VOTORANTIM shall return the DATA BASE to MINERA SOLITARIO and all copies and work

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products based upon the data base and shall not be able to acquire any new interest, right or otherwise in the Area of Interest for a period of two (2) years as from the date of execution hereof, with the exception of the VOTORANTIM Properties, which will be expressly excluded from the Area of Interest and related provisions and the terms of the CA despite being located within the Area of Interest defined in the CA.

d.     During the two (2) month term provided above, VOTORANTIM shall have exclusivity with respect to any commercial dealings that might take place with regard to the DATA BASE and/or the Area of Interest, so that MINERA SOLITARIO shall not negotiate, provide information or grant any right to third parties regarding said Data Base or interest or right it may have within the Area of Interest during such term.

e.     In the event that VOTORANTIM elects not to have the Agreement become effective, its rights in properties within the Area of Interest that it owned or had filed prior to the signing of the CA, shall in no way be encumbered by the terms of the CA.

1.23   TERMINATION DURING DUE DILIGENCE

VOTORANTIM can terminate this Agreement at anytime during the initial two (2) month due diligence period prior to the Effective Date referred to in section 1.22 b. above, without any further obligations to MINERA SOLITARIO under this Agreement, except those as provided in Section 1.22 and the CA, by giving MINERA SOLITARIO timely written notice of such termination.

If VOTORANTIM terminates this Agreement under this section 1.23, then: i) VOTORANTIM shall have no obligation to make exploration expenditures, payments of any kind in connection to this document, or contribute the VOTORANTIM Properties as described in section 2.3 to CHAMBARA; ii) VOTORANTIM shall have no right to earn any interest in CHAMBARA or mineral rights controlled by CHAMBARA, and; iii) MINERA SOLITARIO shall have no rights or interest in the VOTORANTIM Properties as described in Section 2.3.

1.24   VOTORANTIM Properties.

The Properties held by VOTORANTIM which are described in section 2.3.

Two:          Representations of the Parties

2.1     The Parties hereby represent, covenant and warrant to the other:

That they are duly established companies, with enough legal capacity to enter into and perform their obligations under this Agreement, provided that they have taken all necessary action to authorize the execution, delivery and performance of this Agreement in accordance with the terms and conditions hereof, and that the persons signing this document on their behalf have been duly authorized and are empowered to do so.

That they make no express or implied representations, covenants or warranties of any type, including any representations, covenants or warranties with respect to title to or rights under the Properties, except as specifically set forth herein.

That they will breach no other contract or agreement upon entering into or executing this instrument, and any and all the terms and conditions agreed upon hereunder by the Parties are valid and, therefore, its fulfillment is compulsory for them.

During the term of this Agreement, the Parties will keep the Properties free from any lien or charge that may arise as a result of their respective actions, assuming in any event the corresponding individual responsibility and the obligation to cure said situation, bearing the cost of it.

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2.2     MINERA SOLITARIO hereby represents and guarantees to VOTORANTIM the following:

The CHAMBARA Properties occupy 9,300 Hectares.

CHAMBARA holds 100% of the rights to the following CHAMBARA Properties and warrants that such Properties as more particularly shown on Figure 2, are duly reflected as assets of CHAMBARA:

CODE	CLAIM NAME
01-03879-06	ANGIE KAROLL TRES
01-03881-06	ANGIE KAROLL CUATRO
01-03880-06	ANGIE KAROLL CINCO
01-03882-06	ANGIE KAROLL SEIS
01-03883-06	ANGIE KAROLL SIETE
01-02156-07	ANGIE KAROLL QUINCE
01-02157-07	ANGIE KAROLL DIECISEIS
01-02158-07	ANGIE KAROLL DIECISIETE
01-02159-07	ANGIE KAROLL DIECIOCHO
01-02161-07	ANGIE KAROLL VEINTE
01-00281-97	LEIMEBAMBA - 38
01-00282-97	LEIMEBAMBA - 40

The CHAMBARA Properties listed above owned by CHAMBARA are free of any lien or charge, registered or not. It also represents that there are no claims from third parties on the Properties which settlement may be pending or, as far as it may be reasonably foreseen, there are no claims, objections or rights which may be filed by third parties and which may affect the Properties.

SOLITARIO PERU holds 100% of the rights of the CHAMBARA Property called "ANGIE KAROLL DIECINUEVE" (code 01-02160-07), the same that SOLITARIO PERU hereby expressly commits to transfer to CHAMBARA as soon as is possible following the execution of this Agreement.

However, the mining concession title granted to the Property called "ANGIE KAROLL DIECINUEVE" is currently under discussion at the Mining Council and pending inscription in the Public Register, as a result of an objection filed by by a third party. SOLITARIO expects that this objection will be dismissed and the subsequent registration will occur, but there is no assurance as to when or if it shall occur.

MINERA SOLITARIO is not party to any agreement or option or to any other class of agreement in relation to all or some of the CHAMBARA Properties. Likewise, MINERA SOLITARIO has no negotiations with third parties on the Properties that may affect them somehow.

Upon execution of this Agreement, MINERA SOLITARIO shall immediately provide to VOTORANTIM the CHAMBARA DATA.

SOLITARIO RESOURCES represents that it controls 100% of the shares of CHAMBARA and SOLITARIO PERU, and warrants that it shall cause CHAMBARA and SOLITARIO PERU to perform all of the obligations required of them under this Agreement.

The declarations and representations contained in Annex E hereto.

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2.3     VOTORANTIM hereby represents and guarantees to MINERA SOLITARIO the following:

VOTORANTIM holds 100% of the following VOTORANTIM Properties:

CODE	CONCESSION
10190607	VM 44
10190707	VM 43
10190807	VM 45
10190907	VM 46
10191007	VM 47
10191107	VM 49
10191207	VM 50
10191307	VM 51
10191407	VM 52
10191507	VM 48
10191607	VM 53
10191707	VM 54
10191807	VM 55
10191907	VM 56
10192007	VM 58
10192107	VM 57
10192207	VM 60
10192307	VM 59
10192407	VM 61
10192507	VM 63
10192607	VM 62
10192707	VM 64
10192807	VM 65
10192907	VM 66
10193007	VM 68
10193107	VM 69
10193207	VM 67
10193307	VM 70
10193407	VM 72
10193507	VM 71
10193607	VM 73
10188707	VM 24
10188807	VM 25
10188907	VM 26
10189007	VM 27
10189107	VM 28
10189207	VM 29
10189307	VM 30
10189407	VM 31
10189507	VM 32
10189607	VM 34
10189707	VM 33
10189807	VM 35
10189907	VM 37
10190007	VM 38
10190107	VM 36
10190207	VM 39
10190407	VM 40
10190507	VM 42
10193707	VM 74
10193807	VM 75

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The VOTORANTIM Properties are free of any lien or charge, registered or not. It also represents that there are no claims from third parties on the VOTORANTIM Properties which settlement may be pending or, as far as it may be reasonably foreseen, there are no claims, objections or rights which may be filed by third parties and which may affect the VOTORANTIM Properties.

VOTORANTIM is not party to any agreement or option or to any other class of agreement in relation to all or some of the VOTORANTIM Properties. Likewise, VOTORANTIM has no negotiations with third parties on the VOTORANTIM Properties that may affect them somehow

VOTORANTIM shall as soon as practical after the Effective Date contribute 100% interest in the VOTORANTIM Properties as an increase in capital to CHAMBARA free and clear of all liens and obligations, according to the provisions set forth in section 5.1 (i) herein.

Any and all works and activities to be performed at the Properties shall be made in accordance with high mining practices and professional standards, complying with Peruvian laws and regulations, with no limitation whatsoever, including those related to environmental issues, such as the prevention of any type of pollution and the performance of environmental remediation works, and those necessary to keep the Properties in good standing.

It will defend the Properties against any claim, request or procedure filed by third parties which may affect in any way the rights of CHAMBARA on the Properties. Likewise, VOTORANTIM will report to the pertinent authorities any overlapping, invasion or direct or indirect threat against the right of possession or title on the Properties which may exist in relation to the same, and will make its best efforts to terminate and/or eliminate such overlapping, invasions or threats.

During the effectiveness of the Agreement for so long as it is the Operator, it will keep the Properties free from any environmental contingency of any nature, which may arise as a consequence of its activities at the same and will keep the Properties free from any lien or charge that may arise as a result of its respective actions, being responsible for complying with the Continuing Obligations.

It has relied solely on its own appraisals and estimates as to the mineral potential of the Properties, and upon its own geologic, engineering and other interpretations related thereto.

The VOTORANTIM Properties represent all rights to real properties owned by VOTORANTIM within the Area of Interest.

2.4     Any material falseness, inaccuracy or non-fulfillment of any of the representations and provisions hereunder will empower the damaged Party to terminate this contract under section 23.2 hereof.

Three:          Purpose

3.1     The purpose hereof is to establish the definite relations and obligations between the Parties for the exploration and evaluation and possible development and exploitation of the Properties.

3.2     For the purposes of article 8 of the Peruvian Companies Act, this Agreement will be registered by CHAMBARA.

Four:           Term

With the exception of the provisions contained in sections 1.22 and 1.23 and clauses 26 to 30 which enforceability will begin as from the date of execution hereof. The term hereof will commence as of the Effective Date and will continue effective during the time the Mining Assignment Agreement referred to in clause six is effective and, then, it will extend its effectiveness if VOTORANTIM has earned-in a shareholding interest in

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CHAMBARA until such time as it may be terminated according to the provisions of clause twenty two, or, as applicable, as long as any Party holds the net smelter royalty referred to in section 11.3 herein.

Five:          SPECIFIC COMMITMENTS, DECLARATIONS AND REPRESENTATIONS  IN CONNECTION TO CHAMBARA

5.1     Within ten (10) calendar days as from the Effective Date, MINERA SOLITARIO shall cause CHAMBARA to call and execute a Shareholders' Meeting by means of which it will:

(i)     Approve the capital contribution of the VOTORANTIM Properties to CHAMBARA (or the capitalization of the credit resulting from its sale as referred in the following paragraph) to be made by VOTORANTIM, in exchange of shares representing an overall 15% participating interest in CHAMBARA.

Such contribution shall be approved by CHAMBARA's Shareholders' Meeting, either as a result of VOTORANTIM directly contributing the VOTORANTIM Properties to CHAMBARA's capital stock, as result of the capitalization of the credits owed to VOTORANTIM by CHAMBARA following the latter's purchase of the VOTORANTIM Properties from VOTORANTIM, or in any other way deemed convenient.

Accordingly, the Parties agree that the mechanism through which the VOTORANTIM Properties will be transferred for the benefit of CHAMBARA and will subsequently allow VOTORANTIM to earn-in the 15% shareholding interest in CHAMBARA mentioned in this section 5.1 (i), will be determined after considering the most tax efficient method taking into account the interests of all of the Parties.

In the event that the contribution made by VOTORANTIM is valued and/or represents more than the aforesaid 15% interest in CHAMBARA, VOTORANTIM will only receive shares representing a 15% interest in CHAMBARA. The excess or difference between the value of the referred investment made by VOTORANTIM and the shares' value subscribed and received by VOTORANTIM in exchange, shall be deemed to be a capital premium for the benefit of both Shareholders;

(ii)     Approve the execution of this Agreement and of the Mining Assignment Agreement referred to in clause six; and,

(iii)     Approve all the necessary resolutions in order to substitute CHAMBARA's bylaws with those included in Annex B herein.

5.2     As from the date hereof and until the date in which CHAMBARA will assume control and responsibility over the Properties and the activities undertaken in them as provided in section 9.1, MINERA SOLITARIO shall cause (including, but not be limited to, not issuing instructions contrary to the agreed conduct of business hereunder and giving its approval or rejection as required as shareholders or due to its control over CHAMBARA) to procure that CHAMBARA:

5.2.1     Shall carry on its business in all material respects as a going concern in the ordinary and usual course, save in so far as agreed in writing by VOTORANTIM;

5.2.2     Shall conduct its business in all material respects in accordance with all applicable laws and regulations and good business practice;

5.2.3     Without prejudice to the generality of section 5.2.1, shall not, without the prior written consent of VOTORANTIM or except as otherwise expressly contemplated in this Agreement:

a.     enter into any agreement or incur any commitment involving any expenditure in excess of US$ 5,000.00 (five thousand and 00/100 American Dollars) per item and US$ 25,000.00 (twenty five thousand

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and 00/100 American Dollars) in aggregate, in each case exclusive of any applicable General Sales Tax (IGV);

b.     enter into or amend any agreement or incur any commitment which is not capable of being terminated without compensation at any time or which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of US$ 25,000.00 (twenty five thousand and 00/100 American Dollars), exclusive of IGV;

c.     acquire or dispose of, or agree to acquire or dispose of the Properties or, in general, of any material asset;

d.     take any action that would result in the failure or non-fulfilment of any condition set forth in this Agreement;

e.     acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

f.     enter into any joint venture, partnership or long-term or unusual trading relationship or any agreement with any third party relating to the conduct of the business of CHAMBARA;

g.     incur any additional third party borrowings or incur any other indebtedness;

h.     repay any outstanding indebtedness prior to its due date;

i.     incur any intra-group indebtedness;

j.     create, allot or issue, or grant an option to subscribe for, any share capital of CHAMBARA;

k.     issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of CHAMBARA, or securities convertible or exchangeable for, or options, puts, warrants, calls commitments or rights of any kind to acquire, any of CHAMBARA's share capital or subdivide or in any way reclassify any shares of CHAMBARA's capital stock or change or agree to change in any manner the rights of its outstanding share capital;

l.     repay, redeem or repurchase any share capital of CHAMBARA;

m.     declare, make or pay any dividend or other distribution (whether in cash, stock or property) to CHAMBARA's shareholders;

n.     delay making payment to any creditors generally beyond the date on which payment of the relevant debt should be paid in accordance with credit period authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment);

o.     amend, to any material extent, any of the terms on which goods, facilities or services are supplied;

p.     employ any employee;

q.     in relation to the Properties:

i.     carry out any material structural alteration or addition to, or materially effect any change of use of, the Properties, unless authorized by VOTORANTIM;

ii.     terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence which is material in the context of CHAMBARA;

iii.     agree any new rent or fee payable under any lease, tenancy or licence which is material in the context of CHAMBARA;

iv.     enter into or vary any agreement, lease, tenancy, licence or other commitment which is material in the context of CHAMBARA;

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v.     sell, convey, transfer, assign or charge the Properties or grant any rights or easements over any of them or enter into any covenants affecting any Property or agree to do any of the foregoing;

r.     enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any encumbrance over any of CHAMBARA's assets or undertaking in any such case;

s.     make any change to its accounting practices or policies or amend its constitutional and/or organisational documents.

t.     merge or consolidate with or into any other party.

5.3     Notwithstanding sections 5.6 and 5.7 and without prejudice to its right to claim damages or other compensation, if MINERA SOLITARIO is in breach of any of its undertakings in section 5.2 above, VOTORANTIM shall be entitled to terminate this Agreement in accordance to section 22.2.

5.4     Notwithstanding sections 5.6 and 5.7 and without prejudice to its right to claim damages or other compensation if prior to the date in which CHAMBARA will assume control and responsibility over the Properties and the activities undertaken in them as provided in section 9.1, any event shall occur which has or is reasonably likely to have an adverse effect on the reputation, goodwill, turnover, profitability or financial or trading position of CHAMBARA, the Properties or its assets, VOTORANTIM shall be entitled to terminate this Agreement in accordance to section 22.2.

5.5     As from the date hereof, MINERA SOLITARIO shall provide and their respective officers, directors, employees, representatives and authorised agents to provide to VOTORANTIM and its officers, directors, employees, accountants, counsel, advisors and authorised agents, access to:

5.5.1     the officers, directors, employees, authorised agents, advisors, representatives and Properties of CHAMBARA; and

5.5.2     all books, records and documents of CHAMBARA and shall promptly furnish to VOTORANTIM all financial and operating data and other information regarding the business and the assets of CHAMBARA that VOTORANTIM may from time to time reasonably request. VOTORANTIM shall be entitled to take copies of the referred books, records and documents as it may deem convenient.

5.6     MINERA SOLITARIO shall indemnify VOTORANTIM in respect of and hold it harmless from and against, any and all losses resulting from, arising out of or relating to any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of MINERA SOLITARIO in this Agreement.

VOTORANTIM shall indemnify MINERA SOLITARIO in respect of and hold it harmless from and against, any and all losses resulting from, arising out of or relating to any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of VOTORANTIM in this Agreement.

In addition, until the date in which CHAMBARA will assume control and responsibility over the Properties and the activities undertaken in them as provided in section 9.1, MINERA SOLITARIO hereby undertakes to indemnify and keep indemnified VOTORANTIM from and against any diminution in the value of CHAMBARA, as a result of any loss or liability of any kind suffered by CHAMBARA as a consequence of MINERA SOLITARIO performing acts contrary to its obligations and or because of MINERA SOLITARIO not performing diligently its duties defined herein including, but not limited to, any diminution in the value of the assets of CHAMBARA, any payment made or

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required to be made by CHAMBARA and any costs incurred as a result of or in connection with any actions, proceedings, claims or demands resulting from or by reference to:

(i)      Any tax on income, profits or gains earned, accrued or received on or before, or in respect of a period ending on or before the date in which CHAMBARA will assume control and responsibility over the Properties and the activities undertaken in them as provided in section 9.1 of the Agreement, or as a consequence of any event which occurred on or before that date;

(ii)     All taxes, fees, interests, rights, contributions and municipal taxes of any kind, arising before or in respect to a period ending on or before the date referred in (i) above or as a consequence of any event which occurred on or before that date except as provided for in section 6.7;

(iii)     Employee benefits, salaries, wages, commissions, remunerations, gratifications, compensations, severance payments and social security payments, bonuses, benefit arrangements, including those that may be raised by any employee, agent, advisor, contractor or sub-.contractor hired by CHAMBARA, arising before or in respect to a period ending on or before the date referred in (i) above or as a consequence of any event which occurred on or before that date; and,

(iv)     Labor complaints, actions or disputes, arising before or in respect to a period ending on or before the date referred in (i) above or as a consequence of any event which occurred on or before that date.

The obligations to indemnify under this section 5.6 will be enforceable whether the events mentioned therein arise alone or in conjunction with other circumstances and whether or not the corresponding taxation or labor claim is chargeable against or attributable to any other person.

Six:          Mining Assignment Agreement

6.1     Within ten (10) calendar days as from the date on which VOTORANTIM receives from CHAMBARA copy of the certificates issued by the Public Registry evidencing the recording of all of the Properties under the name of CHAMBARA, MINERA SOLITARIO will cause CHAMBARA to execute a Mining Assignment Agreement over the Properties for the term necessary for VOTORANTIM to be allowed to make the decisions that will allow it to deliver to MINERA SOLITARIO the notices referred to in sections 7.3.2 and 7.3.3.

Said Mining Assignment Agreement, which is made an integral part hereof as Annex C, will be automatically terminated, without need of any further formality or declaration, as of the date in which:

VOTORANTIM has completed and overall and cumulative investment of US$ 6'250,000.00 in Qualified Expenditures in the Properties and delivered the notices referred to in sections 7.3.2 and 7.3.3;

VOTORANTIM waives its right to request MINERA SOLITARIO to perform the FIRST OBLIGATION TO CAPITALIZE or if it is deemed that it has waived it;

as provided in clause twenty two, in the event of termination of this Agreement; or,

as otherwise provided in this Agreement.

6.2     In consideration for the mining assignment granted in its favor, VOTORANTIM shall pay US$ 5,000.00 (five thousand and 00/100 American Dollars) to CHAMBARA. This amount includes the corresponding General Sales Tax (IGV). The payment will be made through the delivery of a certified check issued in favor of CHAMBARA, concurrently with the execution of the Mining Assignment Agreement's public deed.

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6.3     During the term of the Mining Assignment Agreement, VOTORANTIM will be responsible for the activities conducted at the Properties.

6.4     During the term of the Mining Assignment Agreement, VOTORANTIM may perform any and all prospecting, exploration and assessment works that it may deem appropriate, with no limitation whatsoever, provided that it will be the only Party entitled to carry out activities related to the Properties.

6.5     VOTORANTIM will be entitled to take from the Properties mineral and metallic samples with the sole purpose of making tests and assays as well as to build, bring to and install therein any and all buildings, machinery, equipment and supplies which, at its discretion, may be deemed required and appropriate to carry out the activities described in sections 6.6 and 6.7.

6.6     In general terms, CHAMBARA shall grant VOTORANTIM during the effective term of the Mining Assignment Agreement, but not limited to, the following rights and faculties:

a.     The right to enter into the Properties and use any and all the rights of way and access means.

b.     To perform prospecting, exploration and assessment activities, using any method known at present or which may be developed in the future.

c.     To build, use, maintain, repair, relocate or replace roads, drilling sites, buildings, fences, power and communication lines, structures, camps, field offices and other facilities or infrastructure which may be helpful or which may be appropriate for VOTORANTIM in the performance of its exploration activities.

d.     To extract and remove from the Properties non-commercial quantities of ore, with the purpose of testing them (including, but not limited to, bulk samples, tests, geo-chemical analysis, the possibility of being taken to crushers and the determination of the recovery, pilot plants, test operations or similar activities). The exercise of this right does not involve the obligation to make any payment to CHAMBARA.

e.     The right to use water rights related to the Properties in relation to the performance of exploration activities.

f.     To exercise any and all the rights that may be attached or usually related to the activities related to the rights granted, expressly or implicitly, to VOTORANTIM hereunder.

6.7     In its capacity of mining assignee of the Properties, VOTORANTIM hereby undertakes the following obligations:

6.7.1     To carry out any and all works at the Properties in a way consistent with good exploration practices and high professional standards for said activities, complying with all the applicable laws and regulations, without limitation, holding harmless MINERA SOLITARIO from any and all the claims that may arise as the result of the activities conducted by VOTORANTIM in the Properties;

6.7.2     Allow MINERA SOLITARIO the unrestrictive access to the Properties and to all the records kept by VOTORANTIM, at its own risk and cost. With respect thereof, VOTORANTIM shall maintain proper and complete records and accounts of all the expenditures and works made with regard to the Properties, in accordance with accounting principles and standards generally accepted in the mining industry and applicable law. Such records and accounts shall be made available for MINERA SOLITARIO's review and audit at any time the latter requests them, provided that the costs of any such review or audit will be assumed entirely by MINERA SOLITARIO.

Likewise, VOTORANTIM shall allow MINERA SOLITARIO to inspect the Properties at its own risk and account, and abiding by reasonable safety standards, to the extent deemed reasonable, on the understanding that the Party conducting such inspection does not interfere excessively with VOTORANTIM's activities.

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6.7.3     Make timely and full payment of the Validity Fees for the Properties or other fees or taxes that the federal or local governments shall impose in relation to mineral, surface, water or other rights required to execute work programs. In this sense, VOTORANTIM will be obliged to pay the Validity Fees of the Properties for each year during which the Mining Assignment Agreement is in force, provided that said fees shall be paid every year, with no delay.

Should the possession of the Properties, or any of them, be returned to CHAMBARA as a consequence of the termination of the Mining Assignment Agreement, on the effective date of termination of such document, no payment of the Validity Fees in respect of the Properties shall be outstanding and the Validity Fees for all years initiated prior to the effective date of return must be fully paid.

Within fifteen (15) calendar days as from the date in which the relevant payments are made, VOTORANTIM shall forward a copy of the corresponding supporting documents to CHAMBARA, provided, however, that said documents should be delivered to CHAMBARA not less than fifteen (15) calendar days in advance to the date on which under the laws in force at that time, payment of the Validity Fees shall be timely made.

VOTORANTIM shall also make timely payments to local landowners or communities as required by local ordinance or contract as may be needed for the use of surface rights or ingress and egress. It is expressly established that should VOTORANTIM elect to terminate this Agreement (and, thusly, the Mining Assignment Agreement as established herein), that no payment of the Validity Fees for the Properties or payments to local landowners or communities shall be outstanding, so that on the effective date of termination, the Validity Fees corresponding to all the years that may have began until the above mentioned effective date of termination must be fully paid.

If it is not possible to make the payments directly to the administrative entity that should receive them, they will be understood to be made at the time VOTORANTIM delivers an amount equivalent to the same to CHAMBARA with reasonable anticipation so that CHAMBARA can make such payments in a timely manner.

6.7.4   VOTORANTIM shall be responsible for filing the Annual Consolidated Statement (DAC) corresponding to the Properties. Once the relevant filing has been made, VOTORANTIM shall forward a copy of the filed documents to MINERA SOLITARIO, provided, however, that said documents should be delivered to MINERA SOLITARIO not less than fifteen (15) calendar days in advance to the date on which under the laws in force at that time, the filing of the DAC shall be made.

6.7.5   VOTORANTIM hereby undertakes responsibility regarding the environmental obligations that may arise from the mining activities conducted by it in the Properties, and to carry out exploration works in a correct, diligent and efficient manner in accordance with sound mining industry and environmental protection standards and practices, and abiding by the terms and conditions of the concessions, assignments, licenses, permits, contracts and other agreements pertaining to the Properties.

With respect to the above, it is hereby agreed that VOTORANTIM shall not be responsible for any environmental liabilities that are a result of the works performed in the Properties pertaining to MINERA SOLITARIO prior to the Date of Initiation of the Mining Assignment.

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6.7.6     VOTORANTIM shall be liable to MINERA SOLITARIO for any action or inaction directly attributable to VOTORANTIM resulting in damages, losses, expenses, penalties or fines. No default by VOTORANTIM of its obligations shall be deemed to have occurred hereunder, if compliance therewith is rendered impossible due to MINERA SOLITARIO's failure to perform acts required by this Agreement.

Any environmental obligations or liabilities of VOTORANTIM hereunder and those arising out of the application of the legal statutes and regulations applicable to the activities that it shall conduct in the Properties, shall endure as a Continuing Obligation after termination of the Mining Assignment Agreement.

6.8     During the term of the Mining Assignment Agreement, MINERA SOLITARIO will make its best efforts to collaborate with VOTORANTIM in taking all reasonable action to resolve any problems that could exist or arise with the owners of the surface lands required for conducting mining activities with regard to the Properties, and with small, artisan or illegal miners that could be working in the area of the Properties.

With respect to the above, MINERA SOLITARIO will make its best efforts to assist VOTORANTIM in its dealings and negotiations with any owners or occupiers of the above mentioned surface lands, indigenous cultural communities or any other person or entity that could be affected by VOTORANTIM's activities in the Properties.

6.9     During the term of the Mining Assignment Agreement VOTORANTIM and MINERA SOLITARIO shall convene quarterly meetings to review the results of the previous quarter's exploration and development results, expenditures and plans for future activities on the Property.  Such meetings shall be held in Lima, Peru at a time convenient for the participants and may be held by telephone.

Seven:          FIRST and SECOND OBLIGATIONS TO CAPITALIZE

7.1     Within ten (10) calendar days following the date of receipt of the notice referred to in section 7.2 and as long as:

(i)     VOTORANTIM had timely and duly delivered said notice to MINERA SOLITARIO;

(ii)     VOTORANTIM had timely and duly fulfilled the requirements set forth in sections 7.3 and 7.4; and,

(iii)     VOTORANTIM is not in default of its obligations under the Mining Assignment Agreement and, in general, under this Agreement;

MINERA SOLITARIO shall procure that CHAMBARA, by means of a Shareholders' Meeting resolution, capitalizes a contribution to be made by VOTORANTIM referred to in section 6.1 (the "FIRST OBLIGATION TO CAPITALIZE") of the expenditures made in the completion of the Feasibility Study mentioned in section 7.3.3.1, or in completing the overall and cumulative investment of Qualified Expenditures of US$ 6.25 million in the Properties mentioned in section 7.3.3.2, as the case may be; this Feasibility Study and/or the technical reports and other assets or outstanding debts before CHAMBARA obtained and/or registered by VOTORANTIM as a result of its exploration activities in the Properties during the term beginning at the Date of Initiation of the Mining Assignment and ending at the date in which the notice referred to in section 7.2 is received by MINERA SOLITARIO.

        Such capitalization will be agreed by CHAMBARA's Shareholders' Meeting either as a result of VOTORANTIM directly contributing those assets to CHAMBARA's capital stock, as a result of the capitalization of the credits owed to VOTORANTIM by CHAMBARA following the latter's purchase of the same assets from VOTORANTIM, or in any other way deemed convenient. Accordingly, the Parties agree that the mechanism through which the aforesaid assets will be transferred for the benefit of CHAMBARA and will subsequently allow VOTORANTIM to earn-in the shareholding interest in CHAMBARA

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referred to in this section, will be determined by considering the most tax efficient method taking into account the interests of all of the Parties.

As a result of the contribution and the recording in the books of CHAMBARA as Initial Capital the expenditures of VOTORANTIM during the period beginning at the Date of Initiation of the Mining Assignment and ending at the date in which the notice referred to in section 7.2 is received by MINERA SOLITARIO (this is, after fulfillment of the provisions of sections 7.3 and 7.4 has been met), VOTORANTIM will receive shares issued by CHAMBARA equivalent to the following:

(a)     If VOTORANTIM had requested performance of the FIRST OBLIGATION TO CAPITALIZE to MINERA SOLITARIO after having fulfilled only one of the conditions set forth in sections 7.3.3.1 and 7.3.3.2, VOTORANTIM will receive shares issued by CHAMBARA equivalent to 34% of CHAMBARA's capital stock, so that VOTORANTIM holds at that time an aggregate 49% participating interest in CHAMBARA.

(b)     If VOTORANTIM had requested performance of the FIRST OBLIGATION TO CAPITALIZE to MINERA SOLITARIO after having fulfilled both conditions set forth in sections 7.3.3.1 and 7.3.3.2, VOTORANTIM will receive shares issued by CHAMBARA equivalent to 55% of the latter's capital stock so that VOTORANTIM holds at that time an aggregate 70% participating interest in CHAMBARA.

In this case, the SECOND OBLIGATION TO CAPITALIZE will extinguish as soon as VOTORANTIM formalizes its title over shares equivalent to 70% CHAMBARA's capital, as it will be deemed that VOTORANTIM had already complied with the conditions set forth in section 7.5 for those effects.

        In the event that the contribution made by VOTORANTIM is valued and/or represents more than a 34% or 55% interest in CHAMBARA (as the case may be), VOTORANTIM will only receive additional shares representing such 34% or 55% interest in CHAMBARA. The excess or difference between the value of the referred investment made by VOTORANTIM and the shares' value subscribed and received by VOTORANTIM in exchange, shall be deemed to be a capital premium for the benefit of both Shareholders.

        Upon this initial capitalization, VOTORANTIM and MINERA SOLITARIO (either through SOLITARIO PERU or SOLITARIO RESOURCES; thus, any reference made herein to "MINERA SOLITARIO" in the specific context of the latter being shareholder of CHAMBARA, shall be understood made to SOLITARIO PERU and SOLITARIO RESOURCES) shall then be deemed to have made initial contributions to the capital of CHAMBARA equal to their pro rata shareholding interests in the proportion VOTORANTIM 49% and MINERA SOLITARIO 51%, or VOTORANTIM 70% and MINERA SOLITARIO 30%, as the case may be, and such contributions to the capital shall be recorded in the books of CHAMBARA accordingly.

7.2     Within a thirty (30) calendar days term counted as from the date in which the conditions established in sections 7.3 and 7.4 are complied with, VOTORANTIM may request MINERA SOLITARIO, through the delivery of a notarized letter, to perform the FIRST OBLIGATION TO CAPITALIZE.

If the aforesaid notarized letter is not delivered and received by MINERA SOLITARIO within the above mentioned term, then it will be deemed as if VOTORANTIM had waived its right to request performance by MINERA SOLITARIO of the FIRST OBLIGATION TO CAPITALIZE, in which case this Agreement will be terminated and the appropriate provisions of section 22.1 shall apply. In this case, the appropriate provisions set forth in clause twenty two will be applicable.

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7.3     It is a condition for the enforceability of the FIRST OBLIGATION TO CAPITALIZE that VOTORANTIM complies with the following:

7.3.1   Invest a total amount of Qualified Expenditures of US$ 500,000.00 (five hundred thousand and 00/100 American Dollars) in exploration activities in the Properties during the twelve (12) month period following the Date of Initiation of the Mining Assignment.

It is hereby agreed that any excess of the Qualified Expenditures for the period referred to in this section 7.3.1, will be applied to those indicated in section 7.4.

7.3.2   Notifying MINERA SOLITARIO in writing that it has decided to continue making Qualified Expenditures, although now as per the schedule described in section 7.4, in which case the provisions established in such section will apply.

7.3.3   Notifying MINERA SOLITARIO in writing that it has either:

7.3.3.1     Completed and delivered to MINERA SOLITARIO a Feasibility Study supporting the construction of a mining project over the Properties, in a form that is customary for VOTORANTIM; or,

7.3.3.2     Completed an overall and cumulative investment of Qualified Expenditures of US$ 6,250,000.00 in the Properties.

The notice referred to in this section 7.3.3, may be delivered by VOTORANTIM upon verifying that any or both of the conditions stipulated in sections 7.3.3.1 or 7.3.3.2 have been met, whichever is verified first.

The Parties hereby declare and agree that, except for the completion of the investments indicated in section 7.3.1, there is no given term agreed for VOTORANTIM to deliver to MINERA SOLITARIO the notices mentioned in sections 7.3.2 and 7.3.3 above. Therefore, VOTORANTIM may take as much time as it considers convenient in order to adopt the decisions and complete the works, subject to expenditure schedule in section 7.4, that it might deem convenient, in order to deliver the above mentioned notices.

7.4     As from the beginning of the second year following the Date of Initiation of the Mining Assignment, VOTORANTIM will continue making Qualified Expenditures in the Properties in accordance to the following schedule:

7.4.1   Investments of not less than US$ 750,000.00 (seven hundred and fifty thousand and 00/100 American Dollars) in exploration and/or development activities to be performed directly in the Properties, during the second twelve (12) months following the Date of Initiation of the Mining Assignment.

7.4.2   Investing not less than US$ 1'000,000.00 (one million and 00/100 American Dollars) in exploration and/or development activities to be performed directly in the Properties, during the third, fourth, fifth, sixth and seventh twelve (12) month periods (cumulatively US$ 5,000,000 million) following the Date of Initiation of the Mining Assignment.

VOTORANTIM will only be obliged to make the minimum investments referred to in this section, until the date in which this Agreement is terminated under the provisions of section 22.1 or VOTORANTIM has earned a 49% or a 70% shareholding interest in CHAMBARA, as the case may be.

Any excess investment made by VOTORANTIM during any of the periods mentioned in sections 7.4.1 and 7.4.2, shall be offset against the investment obligation established for the following period. On the contrary, if VOTORANTIM does not complete the committed investment for a given period, then VOTORANTIM shall, at its discretion, fulfill one of the two following options in order to maintain its rights under this Agreement:

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pay directly to the Party to this agreement nominated by MINERA SOLITARIO (as a penalty) an amount equivalent to those outstanding investments, or on a date not later than 15 calendar days prior to the end of a period deliver to MINERA SOLITARIO written notice of a firm commitment to fulfill during the next work commitment period both the uncompleted investment from the then current period and the investment to be completed during the following work commitment period. An uncompleted investment postponed until the following period shall not exceed 20% of the work commitment for the period.

It is hereby expressly declared that the completion by VOTORANTIM of cumulative investments in Qualified Expenditures for US$ 6,250,000.00 is not a condition for the enforceability of the FIRST OBLIGATION TO CAPITALIZE for VOTORANTIM to request MINERA SOLITARIO its fulfillment, if VOTORANTIM has previously completed the preparation of a Feasibility Study as stipulated in section 7.3.3.1, and vice versa. Therefore, it is hereby agreed that the prior completion of an overall and cumulative investment in Qualified Expenditures for US$ 6'250,000.00 will not necessarily be a condition for VOTORANTIM to request performance by MINERA SOLITARIO of the FIRST OBLIGATION TO CAPITALIZE.

However, if VOTORANTIM has not made cumulative investments in Qualified Expenditures of US$ 6'250,000.00 upon the date of enforcement of the FIRST OBLIGATION TO CAPITALIZE, then continued expenditures as defined in section 7.6 by CHAMBARA shall be funded 100% by VOTORANTIM until a total of US$ 6'250,000.00 has been funded by VOTORANTIM. Only after VOTORANTIM has fulfilled a cumulative expenditure of US$ 6'250,000.00 and fulfilled the requirements of 7.3.3.1 and 7.3.3.2, shall MINERA SOLITARIO be required to participate in joint funding as provided for in section 9.2.

7.5     If pursuant to section 7.1, VOTORANTIM had only earned-in a 49% shareholding interest in CHAMBARA as a result of the former having fulfilled only one of the conditions set forth in sections 7.3.3.1 and 7.3.3.2, MINERA SOLITARIO will be irrevocably obliged to vote at CHAMBARA's Shareholders' Meeting in favor of capitalizing the contributions to be made by VOTORANTIM of all the assets or outstanding debts before CHAMBARA obtained and/or registered by the latter as a result of its exploration activities in the Properties conducted as from the date of receipt by MINERA SOLITARIO of the notice referred to in section 7.2, and the date in which VOTORANTIM delivers to MINERA SOLITARIO a notice informing that it has fulfilled whichever one of the conditions set forth in sections 7.3.3.1 or 7.3.3.2 was pending of completion after performance by MINERA SOLITARIO of the FIRST OBLIGATION TO CAPITALIZE (the "SECOND OBLIGATION TO CAPITALIZE").

Such capitalization will be agreed by CHAMBARA's Shareholders' Meeting either as a result of VOTORANTIM directly contributing those assets (which may include the expenditures incurred in the preparation of the Feasibility Study referred to in section 7.3.3.1 and this document, should that be the case, or the expenditures required to complete an overall US$ 6.25 million investment of Qualified Expenditures in the Properties mentioned in section 7.3.3.2, should that be the case) to CHAMBARA's capital stock, as a result of the capitalization of the credits owed to VOTORANTIM by CHAMBARA following the latter's purchase of the same assets from VOTORANTIM, or in any other way deemed convenient. Accordingly, the Parties agree that the mechanism through which the aforesaid assets will be transferred for the benefit of CHAMBARA and will subsequently allow VOTORANTIM to earn-in the additional shareholding interest in CHAMBARA referred to in this section, will be determined by

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considering the most tax efficient method taking into account the interests of all of the Parties and CHAMBARA.

As a result of the performance by MINERA SOLITARIO of the SECOND OBLIGATION TO CAPITALIZE, VOTORANTIM will receive shares issued by CHAMBARA equivalent to 21% of the latter's capital stock, and as a result of same VOTORANTIM will have reached an aggregate 70% shareholding interest in CHAMBARA. In the event that the contribution made by VOTORANTIM is valued and/or represents more than a 21% interest in CHAMBARA, VOTORANTIM will only receive shares representing a 21% interest in CHAMBARA. The excess or difference between the value of the assets or credits subject of capitalization and the shares' value subscribed and received by VOTORANTIM in exchange, shall be deemed to be a capital premium for the benefit of both Shareholders.

Upon this capitalization VOTORANTIM and MINERA SOLITARIO shall then be deemed to have made contributions to the capital of CHAMBARA equal to their pro rata shareholding interests in the proportion VOTORANTIM 70% and MINERA SOLITARIO 30%.

MINERA SOLITARIO shall perform the SECOND OBLIGATION TO CAPITALIZE within ten (10) calendar days following the date of receipt of the notarized notice delivered by VOTORANTIM informing MINERA SOLITARIO that it has fulfilled whichever one of the conditions set forth in sections 7.3.3.1 or 7.3.3.2 was pending of completion after performance by MINERA SOLITARIO of the FIRST OBLIGATION TO CAPITALIZE.

7.6     Qualified Expenditures

7.6.1   "Qualified Expenditures" are understood to be all costs, expenditures and liabilities of any kind incurred in exploration activities on the Properties or in benefit of the Properties during the term of the Mining Assignment Agreement and will include the following, among others also defined as such in this Agreement:

(i)     Actual salaries, benefit and fringe costs and wages (whether or not required by law) of employees or contractors of VOTORANTIM directly assigned to and actually performing exploration and related activities within or benefiting the Properties. Employees and contractors may include geologists, geophysicists, engineers, surveyors, engineering assistants, technicians, draftsmen, engineering clerks, field assistants, local contracted labor and any other personnel performing services connected with exploration of the Properties;

(ii)     Monies expended associated with aerial flights;

(iii)    Monies expended associated with drilling, site preparation and road construction or paid directly to MINERA SOLITARIO in accordance to section 7.4;

(iv)    Monies expended for use of machinery, vehicles, equipment and supplies required for exploration; provided, however, if VOTORANTIM uses equipment owned by it, charges shall be no greater than on terms available for third parties in the vicinity of the Properties;

(v)    Monies expended for reasonable travel expenses and transportation of employees and contractors, material, equipment and supplies necessary for the conduction of exploration activities;

(vi)    Any other payments to contractors for work on or for the benefit of the Properties;

(vii)   Monies expended for metallurgical and engineering work; geophysical, geochemical and geological surveys and assays and other costs incurred to determine the quality and quantity of minerals within the Properties;

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(viii)  Monies expended to obtain permits, rights-of-ways and other similar rights as may be required or necessary in connection with exploration on the Properties;

(ix)    Monies expended in preparation and acquisition of environmental permits necessary to commence, carry out or complete exploration, and otherwise spent on or accrued for activities required for compliance with environment protection laws and regulation;

(x)     Monies expended in performing pre feasibility or Feasibility Studies to evaluate the economic feasibility of mining on the Property, including expenditures for metallurgical test work, preliminary design work and hydrology studies;

(xi)    Monies expended for taxes levied against the Properties and paid by VOTORANTIM and the cost of any insurance premiums, performance bonds or other forms of sureties required by the law;

(xii)   Monies expended for and including land holding costs, lease payments, assessment work, claim location, amendment and relocation costs, government fees, Validity Fees, penalties and other necessary expenditures incurred or made to preserve in good standing status and title of the Properties;

(xii)   Monies expended in performing socio-economic studies, payments to local communities, and other social work related to local communities; and,

(xiii)  An amount equal to five percent (5%) of the Qualified Expenditures of each period, for concept of administrative expenses. As from the date in which VOTORANTIM has completed US$ 10,000,000.00 (ten million American Dollars) of Qualified Expenditures (should that ever be the case), this amount will be reduced to three percent (3%); and,

It is hereby established that the Value Added Tax (Impuesto General a las Ventas), the Tax of Municipal Promotion (Impuesto de Promoción Municipal) and any other tax levying sales or added value corresponding to the items referred to in above, will be considered as part of the Qualified Expenditures.

7.6.2     Within fifteen (15) calendar days following:

(i)     the date on which VOTORANTIM determines that it has spent an overall and cumulative investment of US$500,000.00 in Qualified Expenditures; and

(ii)     the end of each twelve (12) months period as of the date mentioned in 7.4.1 and 7.4.2 above;

(iii)    the date on which VOTORANTIM provides to MINERA SOLITARIO notice as provided for in section 7.3.3 and, if having already provided such notice, determines that it has spent an overall and cumulative investment of US$6,250,000.00 in Qualified Expenditures;

VOTORANTIM shall submit to MINERA SOLITARIO a report describing in reasonable detail the nature and amount of all expenses incurred by VOTORANTIM and deemed by it to qualify as Qualified Expenditures, and a report on the results of the activities conducted in the previous twelve (12) months, detailing the technical relevant issues pertaining to each activity and the interpretive results, conclusions and recommendations obtained as a consequence of those activities.

7.6.3   Within thirty (30) calendar days after receipt of the Qualified Expenditures reports referred to in section 7.6.2(i), 7.6.2(ii) and 7.6.2(iii) hereof, MINERA SOLITARIO shall give written notice to VOTORANTIM if it considers that any of the expenses made by VOTORANTIM do not qualify as Qualified Expenditures, and it shall support its observations in

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detail. If such term expires and MINERA SOLITARIO has not submitted any observations to the Qualified Expenditures, the Qualified Expenditures submitted by VOTORANTIM for such period shall be deemed approved. However, should MINERA SOLITARIO request in writing that the period for review of a Qualified Expenditures report such request shall be granted for a second period of thirty (30) calendar days.

It is hereby understood that the Qualified Expenditures corresponding to such periods which have already been subject to review and approval, shall not be subject to further observations.

7.6.4   Upon receipt of MINERA SOLITARIO's observations, VOTORANTIM shall have a fifteen (15) calendar day period to

(a)     Issue a reply in writing thereto giving an explanation of the differences and detailing what observations made by MINERA SOLITARIO are accepted, if any.

(b)     If there remain observations by MINERA SOLITARIO that are not accepted by VOTORANTIM the latter will propose a time and a place acceptable to both Parties to meet to discuss and resolve any unaccepted observations;

(c)     Pay CHAMBARA a cash amount equal to such amount as is required to complete the relevant Qualified Expenditures for the term stipulated in section 7.3.1, in which case they shall be understood to have been completed. This alternative is only applicable when verifying the Qualified Expenditures described in the report mentioned in section 7.6.2(i) for determining whether VOTORANTIM has completed the minimum investments indicated in section 7.3.1.

It is hereby understood that the above mentioned alternatives are not excluding, and that two or three of them may be concurrently applied to different items.

If within the aforesaid fifteen (15) day term VOTORANTIM does not notify MINERA SOLITARIO in writing as described in paragraphs (a) or (b), it shall be deemed that VOTORANTIM has accepted the observations filed by MINERA SOLITARIO. Therefore, the Qualified Expenditures disputed by MINERA SOLITARIO will not be considered as such for the purposes of determining the amount of the investments effectively made by VOTORANTIM within the term to which those investments correspond.

If, in the case that the differences in the acceptance of Qualified Expenditures cannot be resolved, any Party may call for the submission of the difference to the decision of a consultant firm to be appointed by the mutual consent of the Parties. This decision will be final and binding for the Parties, provided that the fees of the consultant firm will be paid by the Party which position was upheld in a lesser proportion of the Qualified Expenditures under dispute.

7.6.5   If upon verification of the investments described in the reports mentioned in sections 7.6.2 (i), 7.6.2(ii) and 7.6.2(iii), arbitration determines that VOTORANTIM has not completed the Qualified Expenditures which completion is claimed by VOTORANTIM, this company will be entitled to deliver to MINERA SOLITARIO, within a maximum period of thirty (30) calendar days following the date in which the decision is notified, an amount equal to such difference; in which case the Qualified Expenditures which investment was claimed by VOTORANTIM, shall be understood to have been completed. If VOTORANTIM does not make the corresponding payment within the aforesaid thirty (30) days term, it shall be deemed that VOTORANTIM did not complete the Qualified

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Expenditures that it had included in the reports subject matter of revision by the consultant firm referred to in section 7.6.4 above.

7.7     It shall be understood that VOTORANTIM has complied with the conditions set out in sections 7.3 and 7.4, upon the alternative occurrence of any of the following:

(i)     MINERA SOLITARIO accepts in writing that VOTORANTIM has satisfied them;

(ii)     When through the decision of the consultant firm mentioned in section 7.6.4, it is determined that VOTORANTIM has completed the Qualified Expenditures referred to in section 7.3.; or,

(iii)     If applicable, when VOTORANTIM has paid to MINERA SOLITARIO any deficiency sums for the Qualified Expenditures mentioned in section 7.3 (as defined in section 7.5.5) and 7.4.

Eight:          CLAUSE INTENTIONALLY LEFT IN BLANK by the parties

Nine:          Operations of CHAMBARA

9.1     Considering that it is the Parties' intention that CHAMBARA refrain from any activity that could result in any kind of liability for this company or that could affect in any way its legal, economic, and/or financial situation during the term of the Mining Assignment Agreement, MINERA SOLITARIO expressly commits to cause CHAMBARA to completely suspend its operations and activities during the term of the Mining Assignment Agreement and any extensions of the latter.

Accordingly and during the above mentioned term, MINERA SOLITARIO will only cause CHAMBARA to comply with the legal obligations to which the latter might be subject to (such as the timely filing of tax returns) and to the compliance of the stipulations contained herein which might result applicable to CHAMBARA. In addition and during the same term, MINERA SOLITARIO will refrain from, in any way, encumbering or contracting over CHAMBARA's shares or somehow affecting them.

In this sense, Parties hereby expressly agree that only as from the date in which the Mining Assignment Agreement is terminated, CHAMBARA will assume control and responsibility over the Properties and the activities undertaken in them. Before that date, VOTORANTIM will continue being in charge and responsible for the activities to be carried in the Properties and the decisions pertaining the same.

9.2     As from the date in which VOTORANTIM has earned-in a 70% interest in CHAMBARA as a result of MINERA SOLITARIO performing the FIRST and SECOND OBLIGATIONS TO CAPITALIZE or before upon any event of termination under clause 22, any and all investments and expenses required by CHAMBARA for:

conducting further exploration activities;

the preparation of any additional Feasibility Studies or similar studies;

funding the construction or development of a mine in the Properties;

beginning Commercial Production;

continuing operations and; in general, for

developing CHAMBARA's activities;

shall be borne in a pro rata basis by the Shareholders in accordance with their shareholding interest in CHAMBARA. For these effects, the stipulations contained in clause twelve with regard to the approval and execution of Programs and Budgets will apply.

9.3     Upon the termination of the Mining Assignment Agreement referred to in clause six and as long as VOTORANTIM keeps, at least, a 50% shareholding interest in CHAMBARA, it shall be the Operator of the Properties. The Operator shall supervise and direct all relevant mining activities developed therein. For such purpose, the Operator shall nominate and appoint the General Manager of CHAMBARA. The other Party shall vote in accordance to this clause.

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However, if VOTORANTIM reduces its shareholding interest in CHAMBARA to less than 50%, the Party that holds a majority interest may, at its option, immediately becomes the Operator.

9.4     The decisions and resolutions of CHAMBARA's Shareholders' Meeting or Directors' Meetings shall be adopted in accordance to the quorum and majority provisions established in the Peruvian General Corporate Act except as provided for in section 13.1.

Notwithstanding the foregoing, the approval of the amendment of CHAMBARA's bylaws related to capital increases for the purposes of financing referred in section 9.4.1, and of the encumbrances mentioned in section 9.4.11, will require a quorum of 66% in first call or 60% in second call, and the favorable vote of the absolute majority of the shares issued by CHAMBARA, at a Shareholders' Meeting; while the issues enumerated in sections 9.4.2, 9.4.3, and 9.4.5 will require a quorum and favorable vote of at least 90% of the shares issued by CHAMBARA, at a Shareholders Meeting; while the approval of the issues enumerated in sections 9.4.1, 9.4.4, 9.4.6, 9.4.7, 9.4.8, 9.4.9 and 9.4.10 will require a quorum and favorable vote of at least 81% of the shares issued by CHAMBARA, at a Shareholders Meeting.

9.4.1     Amendments to the bylaws of CHAMBARA, excluding any amendment related to any increase of CHAMBARA's capital stock to be implemented for the financing of any of the phases of the mining activities to be carried out in the Properties during their mine life, in which case the approval of such amendment of CHAMBARA's bylaws shall be subject to and regulated by the provisions of the Peruvian General Companies Act, without being subject to any supermajority or similar provision whatsoever;

9.4.2     Changes in the means of calculation of the shareholding interest of the Parties in CHAMBARA (dilution provisions);

9.4.3     The amendment or alteration in the rights or conditions attaching to the shares issued by CHAMBARA;

9.4.4     The approval of CHAMBARA's policy for the allocation of dividends distribution;

9.4.5     An amendment to the method for appointing CHAMBARA's Directors, which is hereby agreed to be equivalent to the provisions established for those effects in the Peruvian General Corporate Act, that foresees the representation of minority Shareholders in the Board of Directors, should those Shareholders hold enough shares to be represented subject to the provisions of section 13.1;

9.4.6     The dissolution, fusion, reorganization and liquidation of CHAMBARA;

9.4.7     Except as permitted in this Agreement (e.g. the allocation of minerals in accordance to clause eighteen), the entering by CHAMBARA into any transaction or arrangement with any of its Shareholders or with Affiliates or Subsidiaries of the latter; or,

9.4.8     Engaging in businesses that are not part of the ordinary course of business of CHAMBARA.

9.4.9     Except as otherwise provided in this Agreement the transfer, cession or encumbrance of the Property.

9.4.10    To make warranties to third parties.

9.5.22    To encumber the Property or property of CHAMBARA, except as required for obtaining financing or raising capital in connection with CHAMBARA's activities.

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Ten:          Right of first offer

10.1    In the event that a Party wishes to transfer or assign in any way its shares in CHAMBARA (the "Selling Party"), the Selling Party shall communicate the terms and conditions under which it will be willing to formalize such transfer or assignment to the other Party (the "Non-Selling Party") and grant them a "right of first offer" for a period of forty five (45) days to decide whether they accept to enter into the transfer or assignment under the terms proposed by the Selling Party.

If the Non-Selling Party decides not to enter into the proposed transfer or assignment, the Selling Party shall have a ninety (90) days term to formalize such transfer or assignment in favor of third parties on no less favorable terms than those offered to the Non-Selling Party. If the transfer or assignment is not formalized within such term, the Selling Party will be required to comply again with the procedure set forth in this section.

        The "right of first offer" stipulated in this section shall not be applicable to any transfer or assignment made to an Affiliate or Subsidiary of the Parties.

10.2   The creation of usufructs, pledges (garantías mobiliarias) or any other type of lien or encumbrance over the shares issued by CHAMBARA, or over any right pertaining to those shares, or the issuance of an irrevocable mandate in favor of another party for it to exercise any of the rights described in this paragraph, will be governed by the provisions contained in this clause ten related to the transfer of shares.

Without prejudice of the above, the Parties are only authorized to encumber its shares in CHAMBARA for purposes of obtaining the financing for the development and construction or the operating costs of a mine by CHAMBARA, as provided herein.

10.3   The restrictions to the transfer of shares stipulated in this clause, will not apply to transfer of shares made by the Parties to Affiliates or Subsidiaries. However, before any such transfer is formalized, the Party that intends to perform the same shall obtain from the Affiliate or Subsidiary to which the shares will be transferred, a commitment to unconditionally adhere in writing to the rights and obligations stipulated in this Agreement, thus undertaking the contractual position of the Party that transferred its shares in CHAMBARA, in the same terms as the latter did, without any limitation.

Since it is the Parties' intention to keep CHAMBARA's shares under their control or the control of their successors, should that be the case, the Parties hereby agree that during the validity of this Agreement the Affiliate or Subsidiary company acquiring the shares will be required to maintain such condition with respect to the Party that transferred the shares in its favor.

10.4   The Parties hereby declare that the restrictions stipulated in this clause for the transfer of CHAMBARA's shares, will be included in CHAMBARA's bylaws. They also declare that the acquisition of CHAMBARA's shares by its Shareholders in accordance to the right of first offer, will be exercised in a pro rata basis with the participation of each Shareholder in CHAMBARA's capital stock and in accordance to the number of shares with respect of which any of such rights are being exercised.

10.5   The Parties hereby agree that as from the moment in which the transfer of CHAMBARA's shares is formalized, the transferring Party will be exempted from any new obligation that might accrue and be enforceable in accordance to the stipulations contained in this Agreement and that could have resulted from its condition of Shareholder of CHAMBARA.

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Eleven:          Dilution

11.1   If any of the Parties fail to comply with contributing the pro rata portion of the costs and expenses included in the Programs and Budgets approved by CHAMBARA's Board of Directors, the shareholding in CHAMBARA's capital of the Party that fails to comply shall be diluted by the application of the following formula to be used to adjust the new shareholding interests:

PA =     CA X 100
                 CT

Where:

-       PA is the new shareholding interest of one of the Parties in CHAMBARA's capital stock.

-       CA is the total contribution in Initial Capital plus other subsequent contributions which that Party has made or has deemed to have been made in the Properties.

-       CT is the total contribution made or deemed to have been made by both Parties in the Properties.

As soon as practicable after the necessary information is available at the end of each period covered by an adopted Program and Budget, a recalculation of each Party's shareholding interest in CHAMBARA shall be made in accordance with the preceding formula to adjust, as necessary, the recalculations made at the beginning of such period to reflect actual contributions made by the Parties' during the period. The adjustment of the Parties' shareholding interest shall be effected as soon as practicable (but at least with the periodicity stipulated in section 12.5) using the most tax efficient method taking into account the interests of all of the Parties and CHAMBARA, provided, however, that if there is any unnecessary payment or contingency of any kind that result for CHAMBARA or any Party as a consequence of the dilution and subsequent adjustment of CHAMBARA's shareholding interest, the diluted Party shall assume those payments and contingencies. Except as otherwise provided in this Agreement, a diluting Party shall retain all of its rights and obligations under this Agreement, including the right to participate in future Programs and Budgets at its recalculated shareholding interest.

Likewise, the Parties undertake to vote affirmatively in the CHAMBARA's Shareholders' Meeting to be held in order to capitalize such sums of money as may be required to evidence the shareholding interest resulting from the application of the dilution formula, as well as to carry out any other act necessary to achieve such goal.

11.3    In the event any of the Parties reduces its shareholding participation in CHAMBARA's capital stock to less than 10%, such participation will be substituted by a two percent (2%) net smelter royalty (NSR) to be determined and paid in accordance to Annex D herein.

Twelve:          Programs and Budgets

12.1   Once CHAMBARA has assumed control and responsibility over the Properties as stipulated in section 9.1, the General Manager of CHAMBARA shall submit for the consideration of CHAMBARA's Board of Directors the proposal of the Programs and Budgets to be implemented. Except in the case of the Program and Budget for the construction of a mine, subsequent Programs and Budgets should be for maximum terms of twelve (12) months. The above mentioned proposed Programs and Budgets shall describe in reasonable detail the activities to be developed and contain a Budget of the exploration, construction or operating costs that are planned to be incurred therein, as the case may be. The General Manager will be entitled to include in the Budget an amount equivalent to up to 10% of the overall amount of the Budget for any possible contingencies.

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If within thirty (30) calendar days of presentation of the corresponding construction Program or subsequent Programs to the Board of Directors and due to a deadlock, this corporate body is not able to make a decision on the approval of a given Program and Budget closure plan or any other proposal submitted by the General Manager that is related to the operations of CHAMBARA, any Shareholder will be entitled to submit an alternate Program and Budget. If such alternate Program and Budget is not approved within thirty days the dispute or disagreement shall be submitted to the binding and final decision of a consultant firm mutually agreed upon by the Parties.

12.2   CHAMBARA's Board of Directors shall review any proposed Program and Budget and, if it deems it convenient, will approve it introducing all the amendments that it might consider convenient as a result of its review.

12.3   The General Manager shall issue Cash Calls to the Parties according to their shareholding interest in CHAMBARA in accordance with approved Programs and Budgets.

12.4   The contributions to be made by CHAMBARA's Shareholders in accordance to this clause, might be effected through capital contributions, loans subject to subsequent capitalization or in any other way determined by the Board of Directors.

12.5   At least once every year and at the time the Annual Shareholders' Meeting is performed, the Shareholders shall agree to increase CHAMBARA's capital stock in order to adjust their shareholding interests in CHAMBARA in accordance to the contributions that they had made to CHAMBARA in the Program and Budget under this Agreement. For these effects, the dilution formula established in section 11.1 and any other applicable stipulations contained herein, shall apply.

12.6   If CHAMBARA's General Manager suspends or does not complete a Program, the funds that might have been given in advance by the Shareholders for its execution, shall be applied and used for the performance of the next Program and Budget to be approved by the Board of Directors. If the Board of Directors does not approve a Program and Budget within the next calendar year as from the date in which the term of the previous Program and Budget had elapsed, the above mentioned funds will be reimbursed to the Shareholders according to their participation in CHAMBARA, after covering all the maintenance expenses that CHAMBARA's Board of Directors might approve.

12.7   If any Shareholder decides not to contribute with the Program approved by the Board of Directors or after doing so fails in providing the corresponding funds within the term established for those effects, its shareholding interest will be, for any and all effects, immediately deemed to be adjusted by the application of the dilution formula set forth in section 11.1, even if the new shareholding interests of the Parties is not immediately reflected in CHAMBARA's capital stock through a capital increase.

12.8   Without prejudice of what has been established in this clause, if during the execution of any Program, at least 80% of the Budget approved by the Board of Directors is not effectively used, the General Manager shall inform the same to all the Shareholders within a term not exceed from ten (10) business days as from the date of completion of the Program.

Any Shareholder that had decided not to contribute to that Program and that as consequence thereof had been diluted in CHAMBARA, shall have the option to reimburse to CHAMBARA within the next twenty (20) business days, its proportional share of the expenses effectively made for covering the Program which approved Budget was spent in less than 80%. The amount so reimbursed to CHAMBARA, shall be applied by CHAMBARA for future contributions required from the Shareholders that did contribute to the Program. On its turn, it would be deemed that the Shareholder that initially did not

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contribute to the completed Program has recovered the shareholding interest that it had at the time the Program was approved.

12.9   Notwithstanding other stipulations contained in this Agreement, if in any year with respect of which a Program has not been approved, CHAMBARA's General Manager is required to incur expenses necessary for maintaining the validity of the Properties, for covering minimum fixed costs, for complying with legal or contractual obligations previously undertaken, or for avoiding environmental or other damages and, in general, for maintaining the facilities of the mine, the General Manager shall propose a Program and Budget to the Board of Directors. The Board of Directors shall approve a Program and Budget that would provide funding to cover such obligations and expenses.

Thirteen:          Board of Directors of chambara

13.1   Five (5) members shall compose the Board of Directors, except when the parties' share in CHAMBARA is 50%, in which case four (4) members shall compose the Board.

As long as MINERA SOLITARIO holds at least a 30% shareholding interest in CHAMBARA, MINERA SOLITARIO will be entitled to appoint two directors, except when four (4) members compose the Board, in which case MINERA SOLITARIO will be entitled to appoint the number of directors permitted by law. For these effects, classes of shares will be created in CHAMBARA in order to entail the shares to be held by MINERA SOLITARIO (i.e. class "B" shares), the appointment of the above mentioned two directors. However, immediately after MINERA SOLITARIO reduces its shareholding interest to less than 30%, the Parties will attend CHAMBARA's Shareholders' Meeting to vote in favor of the amendment of CHAMBARA's bylaws in order to eliminate the existence of classes of shares and, therefore, to formalize the elimination of MINERA SOLITARIO's right to appoint two (2) directors.

In addition, it is hereby agreed that during the existence of the right of MINERA SOLITARIO to appoint two (2) directors in CHAMBARA, for any meeting of the Board of Directors to be installed, it shall be required the attendance of at least a number of the directors nominated by VOTORANTIM equivalent to the number of directors nominated by MINERA SOLITARIO, in order for the respective Board's meeting to have quorum.

As provided in section 9.4, with the quorum restriction described in the preceding paragraph (when applicable) and unless otherwise stipulated in this Agreement, the resolutions of the Board of Directors shall be adopted by simple majority.

13.2   The Board of Directors may remove at its discretion and effective immediately CHAMBARA's General Manager in the following cases:

13.2.1     Except as provided in section 14.1, if the Party that appointed the General Manager no longer has a majority shareholding interest in CHAMBARA.

13.2.2     If the General Manager entered into unauthorized arrangements with CHAMBARA's creditors, or if the General Manager's insolvency was requested by the General Manager itself or by any of its creditors in accordance to the applicable regulations.

13.2.3     If judicial or extrajudicial measures were adopted that significantly affect the General Manager's assets.

13.2.4     If the General Manager acts with willful misconduct or gross negligence or if it breaches the obligations or duties applicable to him under this Agreement, CHAMBARA's bylaws or applicable law.

13.2.5     For non performance at the sole determination of the Board of Directors.

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13.3   If after the removal or resignation of the General Manager, CHAMBARA's Board of Directors is not able to reach an agreement and pass a resolution appointing a Shareholder or a third party as the new General Manager, the Board of Directors shall evaluate the continuity of CHAMBARA's activities or its potential dissolution and liquidation.

13.4   The Board of Directors shall be called and will carry out its meetings, in accordance to the stipulations provided for those effects in CHAMBARA's bylaws and the Peruvian Corporate Act, as applicable.

13.5   Subject to the notice and quorum requirements set forth in CHAMBARA's bylaws, the Board of Directors may hold meetings by telephone conferences in lieu of meetings in person. The Board of Directors may also take actions in writing signed by all members.

13.6   Except as otherwise delegated to the General Manager in clause fourteen or as otherwise provided in this Agreement, the Board of Directors shall have exclusive authority to determine all management matters related to this Agreement.

Fourteen:          General Manager of CHAMBARA

14.1   With the exception stipulated in the last paragraph of section 14.5, as long as VOTORANTIM keeps at least a 50% shareholding interest in CHAMBARA, it shall be the operator of the Properties (the "Operator"). The Operator shall supervise and direct all relevant mining activities developed therein. For such purpose, the Operator shall nominate the General Manager of CHAMBARA. In this sense, the other Party shall vote in CHAMBARA's Shareholders' Meeting and/or Board of Directors in accordance to this clause; this is, to appoint as General Manager the Operator's nominee. If VOTORANTIM's shareholding interest should decrease to less than 50% then the Party with the largest shareholding interest may, at its option, become the Operator and shall accept its responsibilities accordingly.

14.2   The General Manager can resign at any time by delivering a notice to the Chairman of CHAMBARA's Board of Directors, with an anticipation of not less than thirty (30) calendar days of the effective date of resignation. In this case, and voting in accordance to the Operator's nomination, the Board of Directors shall appoint the new General Manager and determine the date in which it will begin performing its duties.

The General Manager leaving its post (either because it has resigned or because it has been removed by the Board of Directors) shall provide the new General Manager with all the information, statements of account, documents and registers related to its activities in the Properties and CHAMBARA.

14.3   The General Manager shall be responsible for the management and administration of CHAMBARA and shall conduct all its activities in a correct, diligent and efficient manner, in accordance with sound standards and practices applicable in the mining industry, social affairs and environmental protection, and substantially abiding by the terms and conditions of the concessions, assignments, licenses, permits, authorizations, contracts and other agreements pertaining to the Properties and/or CHAMBARA and shall act in the sole interest of CHAMBARA. The General Manager will work exclusively for CHAMBARA and perform no other non-CHAMBARA activities for the Shareholders or third parties. Accordingly, CHAMBARA's General Manager has the following duties:

(i)     Direct any and all works at the Properties, complying with all applicable laws and regulations, without limitation; provided that for their performance any method that is currently available or that might be developed in the future may be used;

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(ii)     Subject to the stipulations contained in this Agreement, implement the Programs approved by the Board of Directors, for which effects it will use the contributions to be made by the Shareholders;

(iii)    Exercise all the rights that are or might be inherent or usually connected with the activities conducted in connection to the Properties;

(iv)     When required, provide the Board of Directors with reports of the progress of the works conducted, indicating the results obtained and disclosing all the technical information gathered in connection with the works performed under this Agreement; along with an analysis of the expenses incurred in the performance of such works;

(v)     Within twenty (20) calendar days of completion of each Program, provide the Board of Directors with a report describing the works performed during the execution of the Program and the results, conclusions and recommendations obtained as a consequence thereof. Such report shall contain a statement of the condition of the assets of CHAMBARA including a reporting of reserves and resources prepared in accordance with internationally recognized standards compliant with National Instrument 43-101 or JORC.

(vi)    Keep the Properties free from liens or encumbrances that could be originated as a result of the activities to be developed in them.

(vii)   Allow the Shareholders unrestrictive access to the Properties and to all the records kept by CHAMBARA, by its own risk and cost. With respect to the above, the General Manager shall cause CHAMBARA to maintain proper and complete records and accounts of all the expenditures and works made with regard to the Properties, in accordance with accounting principles and standards generally accepted in the mining industry and based upon an internationally recognized generally accepted accounting principles and applicable law. Said records and accounts shall be made available for all of CHAMBARA's Shareholders review and audit at any time they request them, provided that the costs of any such review or audit will be assumed entirely by the Shareholder requesting it.

Likewise, CHAMBARA's General Manager shall allow the Shareholders to inspect the Properties at their own risk and account and abiding by reasonable safety standards, to the extent deemed reasonable, on the understanding that the Shareholder conducting such inspection does not interfere excessively with the activities of CHAMBARA.

(viii)   Make timely and full payment of the Validity Fees of the Properties, provided that compliance with this obligation shall be made not less than fifteen (15) calendar days in advance to the date on which under the laws in force at that time, the payment of Validity Fees shall be made.

(ix)   Supervise the work of the persons designated for trading the mineral products extracted from the Properties.

(x)     Provide Shareholders' Directors or a designated representative to be designated by SOLITARIO before VOTORANTIM, access to: authorised agents, advisors, representatives, counsel, accountants and independent contractors of CHAMBARA in coordination with the General Manager of CHAMBARA.

14.4   The General Manager will be entitled to hire independent contractors or professionals to perform the activities required for fulfilling CHAMBARA's corporate purpose, provided that in all cases the hiring of such contractors and professionals shall be made in accordance to the prevailing market conditions. The General Manager shall not act in representation of any of the Shareholders nor will undertake individual commitments in favor of any one of them, unless permitted by this Agreement or agreed in writing by the Parties.

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14.5   As from the date in which CHAMBARA assumes control and responsibility over the properties in accordance to section 9.1, CHAMBARA's General Manager shall prepare and submit to CHAMBARA's Board of Directors, at least on an annual basis and no later than thirty (30) calendar days before the completion of the previous Program, the corresponding Programs and Budgets and a provisional Cash Call schedule for the following period, provided that the Board of Directors shall review and vote on the proposed Program and Budget within thirty (30) calendar days of presentation of the same to it. The Board of Directors will approve what will be finally executed.

CHAMBARA's General Manager will prepare a revised Cash Call schedule based upon the approved Program and Budget and will execute said Programs and Budgets. Unless provided otherwise in this document, upon approval of the annual Programs and Budgets, the Shareholders shall have a thirty (30) calendar day term to inform CHAMBARA of its decision to contribute or not to the corresponding Program. The General Manager shall prepare and deliver Cash Calls to the Shareholders according to the Cash Call schedule or as amended to accommodate an amended Program and Budget approved by the Board of Directors.

In case any Shareholder could not, or decides not to, contribute with the pro rata share of the costs and expenses corresponding to said Party according to the Programs and Budgets approved by the Board of Directors, the dilution procedure established in section 11.1 will apply. If the diluting Party had appointed the General Manager, such General Manager will have deemed to have resigned its post and the other Shareholder will be entitled to appoint the new General Manager.

14.6   CHAMBARA's General Manager shall not be liable to a Shareholder for any action or inaction resulting in damages, losses, expenses, penalties or fines, except if it is due to willful misconduct or gross negligence by the General Manager. No default by the General Manager of its obligations shall be deemed to have occurred hereunder, if compliance therewith is rendered impossible owing to failure by the Shareholder to perform acts required by this Agreement.

According to the above, CHAMBARA will indemnify and hold harmless the General Manager for any damages that the latter might suffer or liabilities of any nature that could be imputed against him by third parties, as a result of the acts performed or not performed in fulfillment of its duties as General Manager, unless such damages or liabilities have been caused or generated as a consequence of the willful misconduct or gross negligence of the General Manager.

Fifteen:          Financing

15.1   Despite that fact that Parties are obliged to contribute on a pro-rata basis in their participation in CHAMBARA's capital stock as provided in section 9.2, during the forty eight (48) months following the date upon which VOTORANTIM earns a 70% interest in CHAMBARA as a consequence of the enforcement of the FIRST and SECOND OBLIGATIONS TO CAPITALIZE, should that be the case, the Parties agree that, if so requested in writing by MINERA SOLITARIO within the ten (10) calendar days following approval by the Board of Directors of an Initial Program and Budget for construction of a mine, MINERA SOLITARIO's share of the costs and expenses, in proportion to 30% of CHAMBARA's expenditures necessary to develop and/or construct a mine in the Properties and begin commercial production, will be financed by a non-recourse loan funded directly by VOTORANTIM or arranged by VOTORANTIM through a third party for the benefit of MINERA SOLITARIO, if the latter accepts the offer to be submitted by VOTORANTIM for providing or arranging such loan, provided that the offer will foresee the application of interest rates of LIBOR plus 3.5%.

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Upon receipt by MINERA SOLITARIO from VOTORANTIM the terms under which such loan shall be offered, MINERA SOLITARIO shall have a period of thirty (30) days to notify VOTORANTIM if the terms are acceptable and the parties to the loan agreement shall finalize such financing, time being of the essence. If MINERA SOLITARIO does not accept the terms proposed by VOTORANTIM for providing the loan, VOTORANTIM will have no further obligation to provide the financing requested by MINERA SOLITARIO.

For greater clarity, such loan provision shall apply to but not be limited to the capital investments required for construction of the mine, purchase of equipment and construction of facilities necessary for mining and processing, construction of access to the mine and for Programs to optimize or expand such Programs for the purpose of increasing mine or processing activities or to comply with requirements of governmental agencies related to environmental or social Programs related thereto. It is further understood that the sustaining capital required for ongoing mining activities subsequent to construction of the mine at full capacity and for the normal course of business is specifically excluded from this commitment to finance MINERA SOLITARIO undertaken in this section by VOTORANTIM.

If so required at any time by VOTORANTIM, MINERA SOLITARIO will be obliged to grant any security deemed necessary or convenient by VOTORANTIM over the shares that MINERA SOLITARIO might directly or indirectly hold or control in CHAMBARA, in order to guarantee any and all the obligations that MINERA SOLITARIO will assume under the loan.

A loan provided by VOTORANTIM for financing will be paid back by MINERA SOLITARIO from 80% of the dividends or net proceeds from the sale of product (deducting shipping and other post-production costs) that it is entitled to receive from commercial production of the Properties, until the loan and accrued interests are paid for in full. MINERA SOLITARIO shall have the right to accelerate pay back of any such loan provided by VOTORANTIM and accrued interests without pre-payment penalty. In the event such proceeds cease, MINERA SOLITARIO shall not be required to repay such loans until such proceeds again become available.

If a third party lender so requires as part of the terms of the loan, VOTORANTIM shall provide a completion guarantee to the lender and shall provide such guarantee on behalf of SOLITARIO.

15.2   Only and exclusively for the purpose of guaranteeing the loans that might allow them to make the contributions required for the capital investments in the Properties, CHAMBARA's Shareholders are entitled to pledge (garantía mobiliaria) or encumber in any other way their shares in CHAMBARA, as long as the beneficiary of such securities is a bank or financial entity that had obliged itself before the other Shareholders to:

(a)     Not foreclose the lien or encumbrance without observing the stipulations contained herein, to which the security so granted will be subject to;

(b)     The judicial or extrajudicial foreclosure of the security by the bank or financial entity will be limited to the sale of the entire group of shares affected with the security to the other Shareholders of CHAMBARA or, if the latter were not interested in making such acquisition, to the sale of the shares through a public auction to be performed after notifying all other CHAMBARA's Shareholders with an anticipation of thirty (30) calendar days, as long as, as condition for the sale, the acquirer obliges in advance, in a manner that is satisfactory to the legal advisor to the Party that had appointed CHAMBARA's General Manager, to:

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(i)     undertake all the obligations related to this Agreement that corresponded to the Shareholders which shares are transferred in an auction; and,

(ii)     be bound by the terms and conditions of this Agreement.

15.3   In the event CHAMBARA's Board of Directors approved the financing of the construction of a mine under the concept of "project finance" with banks or other financial entities, each shareholder will pledge (garantía mobiliaria) its shares in CHAMBARA or encumber them in the way required for satisfying the terms and conditions of the financing. The granting of a pledge over CHAMBARA's shares for formalizing a "project finance", shall have preference over any other kind of security that the shareholders might grant in accordance to section 15.2 above.

Sixteen:          Construction of a Mine and Operation

16.1   Subject to the provisions contained in clause eight, the General Manager of CHAMBARA shall implement the construction of the mine in accordance to the Feasibility Study and to the Programs and Budgets approved by the Board of Directors. During the construction phase, the Board of Directors may introduce and approve any amendments that it deems necessary to complete the Programs and Budgets previously approved.

16.2   The General Manager of CHAMBARA shall set the schedule in which the construction of the mine shall be completed and the date as from which the operations of the mine shall be conducted in accordance to the approved Program and Budget of operations.

16.3   Before the date of completion of the construction of the mine, the General Manager shall propose to the Board of Directors the first annual Program and Budget of operations that shall provide for the operation of the mine until the end of the calendar year during which construction will have been completed. Subsequently and before November 15 of each subsequent year, the General Manager shall propose the annual Program and Budget of operations for the following calendar year. Each proposed annual Program and Budget of operations shall contemplate the following:

(a)     The details of the exploration, development and production activities which are expected to be performed during the period;

(b)     A detailed estimate of the exploration, development, production and sales and general administrative (SG&A) costs plus an additional and reasonable amount for contingencies;

(c)     An estimate of the quantity and quality of the ore that will be mined, and of the ore concentrates to be produced and an accounting of the reserves and resources contained on the Property in accordance with internationally recognized standards compliant with National Instrument 43-101 or JORC;

(d)     An estimate of the sustaining capital and new capital investment needed to maintain or improve the production and operational standards;

(e)     Any other aspects that might be reasonably necessary to include in order to explain the results that are expected to be obtained with the execution of the annual plan of operations.

16.4   The Board of Directors shall approve the annual Program and Budget with the amendments that it deems convenient, before December 1 of the year previous to the one with respect of which the plan has been approved.

16.5   Notwithstanding any other stipulation contained in this Agreement, if in a given year a Program and Budget is not approved and CHAMBARA is required to incur expenses necessary for maintaining the validity of the Properties, for covering fixed costs or for complying with legal or contractual obligations previously undertaken, or for avoiding environmental or other damages and, in general for maintaining the facilities of the mine, the Board of Directors shall approve a Program and Budget that should sufficiently cover such obligations and expenses until the next Program and Budget is approved or until

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CHAMBARA's Shareholders' Meeting adopt the decisions necessary for CHAMBARA to continue fulfilling its corporate purpose.

Seventeen:          Suspension and Termination of Operations

17.1   At any time CHAMBARA's General Manager may recommend to the Board of Directors to suspend operations. Such recommendation shall be presented along with the plan proposed for maintaining the infrastructure and facilities of the mine and the assets of CHAMBARA during the term in which the operations will be suspended. If the Board of Directors approves the recommendation in accordance with the provisions of section 9.4, the operations will be suspended and the Shareholders obliged to make the contributions necessary for financing the maintenance plan.

17.2   CHAMBARA's General Manager may at any time recommend to the Board of Directors the definite termination of operations. The recommendation shall be presented along with a plan and budget for implementing the closure of the mine, without prejudice of the closure plan that CHAMBARA had filed in compliance with Law 28090 or any other norm that complements or substitutes the latter, including reasonable detail of the activities to be developed during the closure and reclamation of the area in accordance to applicable regulations.

17.3   The Board of Directors may approve, introducing all the amendments that it might deem convenient, the definite conclusion of the operations and the closure plan proposed by the General Manager. If the Board of Directors approves the closure plan in accordance with section 9.4, the General Manager shall:

(a)     Implement the mine closure plan. The Shareholders will be obliged to pay the costs required for implementing such plan, in a pro rata basis to their shareholding interests in CHAMBARA;

(b)     Withdraw, sell or dispose of the assets that might be disposed in a manner most advantageous for CHAMBARA, as well as those other assets for which disposal is required in order to comply with environmental and other applicable regulations;

(c)     Sell, abandon or dispose the Properties, as it may correspond and in accordance with clause 19.

When adopting any decision related to the acts referred to in paragraphs (b) and (c) above, any applicable provisions in the applicable law or CHAMBARA's bylaws with respect to the matters that should be decided by CHAMBARA's Shareholders' Meetings bylaws, shall be observed.

17.4   If the Board of Directors does not approve the closure plan, the General Manager shall continue executing the maintenance plan approved according to the provisions contained in this clause.

Eighteen:          Allocation of Minerals

18.1     The sale of any mineral products by CHAMBARA shall be done under competitive terms on the open market. Notwithstanding the above, the Shareholders will individually have the right to request CHAMBARA to directly sell to them, under a long term contract, a portion or all the minerals produced by the mine that is equivalent to their shareholding interest in CHAMBARA.

For those effects, it is hereby agreed that any long term contract for the sale of minerals by CHAMBARA, shall conform to the following guidelines:

CHAMBARA and any potential buyer of concentrates (the "Buyer") shall negotiate in good faith and with the intent to reach agreement, for which effects they will be consistent with the then prevailing international market terms applicable for the delivery of mineral concentrates with similar product characteristics for respective contractual periods, between mines and custom smelters on an arm's length basis.

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International market terms for concentrate (benchmark) shall mean transactions between major mines and custom smelters located in Japan, Korea, Oceania, North America, South America and Western Europe. After the first calendar year during which initial shipments from the mine are made, all terms for long term contracts shall conform to the calendar year (the "Year") and shall be negotiated for shipments during such Year.

(i)     If terms are not agreed upon between CHAMBARA and the Buyer by the commencement of Commercial Production, then deliveries shall start at a normal rate and shall be provisionally accounted at the economic terms published by CRU (Commodities Research Unit) and Brook Hunt as the then prevailing "benchmark" for zinc for the preceding or current calendar year, as the case may be, subject to final adjustment as soon as the final terms for the contractual Year of reference are known or as otherwise described earlier in this clause.

(ii)    If terms are not agreed upon between CHAMBARA and the Buyer by the end of the customary annual negotiating period under a long term contract, then deliveries shall continue at a normal rate and shall be provisionally accounted at the economic terms applicable to the preceding Year, subject to final adjustment as soon as the final terms for the contractual Year of reference are known.

(iii)   Should CHAMBARA and the Buyer not have reached agreement for annual terms under a long term contract by the time shipments commence, and if CHAMBARA has agreed to terms with any of CHAMBARA's other customers, then those terms shall be used provisionally until terms are agreed between CHAMBARA and the Buyer.

(iv)   Should the negotiations to finalize the terms in any given Year be delayed beyond March 31 of any Year, either Shareholder may request a further revision of the provisional terms so that they more accurately reflect the then prevailing benchmark discussions.

(v)     Should a benchmark agreement not be reached between the major mines and smelters referred to above, CHAMBARA and the Buyer shall, nevertheless, make their best efforts to reach an agreement on terms reflecting the best possible information available on market conditions.

(vi)    Should CHAMBARA and the Buyer be unable to reach agreement, then the matter may be referred to arbitration as per clause 30.

18.2   Before the minerals are sold or delivered, the General Manager will cause the weighing or calculation of the volume of the minerals, by taking samples and making assays and tests in accordance to standard mining and metallurgical practices. The General Manager shall keep a record of the weights obtained and calculations made, as the case may be, and of the results of the assays and tests performed. The Shareholders shall individually have the right to take their own samples and make their own calculations relating to weights in order to confirm the grade and quantity of product subject of their interest.

18.3   The Shareholders are entitled to dispose or in any way enter into transactions with respect to the minerals produced by the mine to which they have allocation rights as agreed to in this clause, as from the date in which such minerals are put at their disposal as a result of the Shareholders having exercised the right granted to them under section 18.1. Title over the minerals will be acquired by Shareholders as from the date established for those effects in the corresponding purchase or supply agreement executed with CHAMBARA.

Nineteen:          Abandonment of Properties

19.1   As from the date of signature of this Agreement and during the term of the Mining Assignment Agreement, CHAMBARA will be expressly impeded to abandon or cause in any way the abandonment or extinction of any of the mining properties making up the Property, unless the same is first specifically

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authorized by VOTORANTIM in writing, which authorization may be discretionally withheld by VOTORANTIM. For purposes of this clause, the definition of "mining properties" comprises any and all surface rights, water rights, licenses, permits, authorizations or any other kind right or authorization granted, obtained or acquired within the Area of Interest or held by CHAMBARA, with no limitation.

If during the term prior to the FIRST OBLIGATION TO CAPITALIZE, VOTORANTIM decides to abandon or release any of the mining rights making up the Properties, it shall notify of its decision to SOLITARIO RESOURCES with an anticipation of thirty (30) calendar days, provided that then such mining right shall be excluded from the scope of this instrument. Likewise, the Mining Assignment Agreement provided for in the clause six, shall be automatically terminated with respect to the abandoned or released Property. The Parties hereby expressly agree that upon receipt of VOTORANTIM's notice and all information that has been collected by VOTORANTIM in relation to the property, SOLITARIO RESOURCES shall have a ten (10) calendar days term to notify in writing VOTORANTIM that has adopted one of the following decisions:

(i)     That the respective Property be formally abandoned/renounced by CHAMBARA, in which case SOLITARIO RESOURCES and SOLITARIO PERU shall cause CHAMBARA to file before the Peruvian mining authorities all the documents necessary to formalize such abandonment/renouncement within the following fifteen (15) calendar days;

(ii)    That SOLITARIO PERU or another Peruvian company or individual will acquire the Property from CHAMBARA, in which case SOLITARIO RESOURCES and SOLITARIO PERU shall cause CHAMBARA to formalize the acquisition within the next fifteen (15) calendar days, through the execution of a donation agreement, provided that no cost whatsoever should be caused to CHAMBARA as a consequence of the above (any eventual cost so incurred shall be undertaken by SOLITARIO RESOURCES).

If no answer is provided in writing by SOLITARIO RESOURCES to VOTORANTIM within the ten (10) calendar days term referred to in above, it shall be deemed as if SOLITARIO RESOURCES had elected alternative (i) above.

Regardless of which alternative is (or is deemed to have been) elected by SOLITARIO RESOURCES, VOTORANTIM shall return to CHAMBARA the possession of the abandoned Property and shall provide to such company any and all information and/or documents that may have been prepared and/or obtained as consequence of the activities performed in such Property.

For the purposes of this section, it shall be understood that VOTORANTIM has abandoned the Property as from the time in which it evidences, at the satisfaction of MINERA SOLITARIO, that the Property is in force, free from any charge or lien, and with all taxes, rights, Validity Fees duly paid, without having deferred or omitted payment of the Validity Fees or applicable penalties even in one year.

VOTORANTIM shall have the right to remove from the abandoned Property, facilities, equipment, machinery, tools, appliances and any other property of its own or belonging to contractors, within three (3) months as from the time when such Property was abandoned, otherwise, they shall remain in favor of MINERA SOLITARIO, without any cost for the latter.

19.2   If after CHAMBARA has assumed control and responsibility over the Properties in accordance to section 9.1, CHAMBARA's General Manager intends to abandon any of the mining rights making up the Property, it must give written notice on its decision to the Party that had not nominated its appointment as General Manager, and such other Party may elect that said Property be transferred to it.

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Under the assumption that the Party that has not nominated CHAMBARA's General Manager elects not to acquire the Property or does not reply to the General Manager on the decision within thirty (30) calendar days following the receipt of the notice delivered by the General Manager according to the foregoing paragraph, it is expressly provided that CHAMBARA may abandon said Property, which will be, as from that time, beyond the scope of this Agreement.

Should the non-operating Party elect that the Property be transferred to such Party, then, the General Manager must make sure that said Property is in full force and effect and free from any charge or lien, and that all taxes, rights, fees that may result applicable are paid during the following six (6) months, without having deferred or omitted payment of the Validity Fees or applicable penalties even in one year.

For the purposes of this section 19.2, it shall be understood that CHAMBARA has abandoned the Property as from the time when it evidences, at the satisfaction of the non-operating Party, that the Property is in force, free from any charge or lien and with all taxes and fees duly paid.

19.3   It is expressly agreed that the definition of Property contained in section 1.15 shall be amended as to not to include the mining rights involved in the Property subject to abandonment or transfer referred to in this clause.

19.4   The Parties expressly agree that neither of them may establish nor acquire, whether directly or indirectly or otherwise, mining rights or interests in the areas that would have been made subject to abandonment in accordance with this clause, for a twelve (12) month term as from the date in which the abandonment was effective. The definition of "mining properties", "mining rights" or "Property" used in this clause comprise any surface right, water right, license, permit, authorization or any other kind of right or authorization that may have any relationship, whether directly or indirectly, to the Properties or the areas mentioned above.

19.5   The abandonment of Properties under this clause does not release the Parties from their Continuing Obligations in respect of the abandoned Properties.

Twenty:          Acquisition of mining properties

20.1   The Parties expressly agree that during the validity of this Agreement, and as long as VOTORANTIM is Operator, VOTORANTIM may, at it sole discretion and at any time it deems it convenient, file, establish or acquire in any manner whatsoever any mining property or interest within the Area of Interest, provided that such filing, establishment or acquisition shall be performed under the name of CHAMBARA. The expenses incurred by VOTORANTIM for making the aforesaid filing, establishment or acquisition, will be considered Qualified Expenditures for the purposes of this Agreement.

On its turn, it is hereby agreed that during the validity of this Agreement, MINERA SOLITARIO may not file, establish or acquire in any manner whatsoever any mining property or interest within the Area of Interest, unless prior written consent is given by VOTORANTIM, in which case the corresponding property will be acquired and/or filed in the name of CHAMBARA. This restriction is applicable to any surface right, water right, license, permit, authorization or any other that may have any direct or indirect relationship with the Area of Interest and/or the Properties.

For purposes of this clause, the definition of "mining properties" comprises any and all surface rights, water rights, licenses, permits, authorizations or any other kind right or authorization granted, obtained or acquired within the Area of Interest, with no limitation.

If MINERA SOLITARIO became the Operator in substitution of VOTORANTIM, the provisions established in the preceding paragraphs of this section referred

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to VOTORANTIM will apply, as from that time, to MINERA SOLITARIO, and vice versa.

20.2   After CHAMBARA has assumed control and responsibility over the Properties in accordance to section 9.1, CHAMBARA's Board of Directors may decide on the convenience of acquiring a mining property within the Area of Interest. Upon adopting such decision, CHAMBARA's General Manager shall make its best efforts to acquire the right, title or interest that may correspond to the said mining claim (the "New Property"), which will be subject to the actions adopted by the Board of Directors.

Once the General Manager acquires the New Property for CHAMBARA, the same shall be understood as a Property and shall be subject to the terms and conditions of this Agreement.

20.3   It is hereby established that the provisions contained in this clause are not applicable to any mining properties that the Parties or any Affiliate or Subsidiary of the latter, might under any title have within the Area of Interest prior to the execution of this Agreement or the Area of Interest as so amended as of the date of the amendment.

Twenty one:          Indemnity

21.1   VOTORANTIM shall indemnify and save harmless MINERA SOLITARIO as to any liability for or on the account of any injury or loss to persons or property which results from any act or omission directly attributable to VOTORANTIM respecting the Properties.

On its turn, MINERA SOLITARIO shall indemnify and save harmless VOTORANTIM as to any liability for or on the account of any injury or loss to persons or property which results from any act or omission directly attributable to MINERA SOLITARIO respecting the Properties.

21.2   CHAMBARA shall indemnify and save harmless its officers, General Manager and Directors as to any liability for or on the account of any injury or loss to persons or property which results from any act or omission attributable to CHAMBARA's activities, except for gross negligence or wilful misconduct of such officers, General Manager or Directors.

Twenty two:          Termination

This Agreement shall be terminated in the following cases:

22.1    Pursuant to the provisions established in this section, VOTORANTIM shall at any time prior or after earning a shareholding interest in CHAMBARA, have the right to unilaterally and without cause and without any further investment or payment obligations to MINERA SOLITARIO accrued or not (except for the firm obligation to complete the investment indicated in section 7.3.1 or paying any balance directly to MINERA SOLITARIO), terminate this Agreement through the delivery of notarized notice to MINERA SOLITARIO, provided that such termination shall be effective thirty (30) calendar days after receipt of said notice by MINERA SOLITARIO. Such unilateral withdrawal shall, however, not release VOTORANTIM from any Continuing Obligations in relation to the Properties or to this Agreement.

Upon exercising this unilateral termination, VOTORANTIM shall not recover the amounts invested, spent and/or paid until the effective date of termination in connection with this Agreement and/or the compliance with its obligations hereunder, provided that VOTORANTIM shall have paid all the Validity Fees of the Properties in accordance to section 6.7.3.

In addition, the following provisions will apply in case of termination of this Agreement:

(i)     Should termination occur prior to the performance of the FIRST OBLIGATION TO CAPITALIZE and after the Date of Initiation of the Mining Assignment, VOTORANTIM shall be irrevocably obligated to

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return to CHAMBARA the possession of the Properties in force and free from any charge, encumbrance or lien, without limitation.

VOTORANTIM shall have the right to remove from the abandoned Property, the facilities, equipment, machinery, tools, appliances and any other property of its own or belonging to contractors, within three (3) months as from the time when such Property was abandoned, otherwise, they shall remain in favor of CHAMBARA, without any cost for the latter.

(ii)     Should termination occur prior to the performance of the FIRST OBLIGATION TO CAPITALIZE and after the Effective Date, VOTORANTIM will deliver to MINERA SOLITARIO copy of any and all the information, results and/or documents including all interpretive reports containing conclusions and recommendations that VOTORANTIM might have obtained, prepared or gathered in connection with the Properties.

(iii)     If termination occurs at any time after MINERA SOLITARIO performs the FIRST OBLIGATION TO CAPITALIZE, only the provisions contained herein related to CHAMBARA's operation and the relationship between the Parties as Shareholders and related to the activities to be carried out by CHAMBARA in the Properties, and CHAMBARA's operation, shall remain in force and enforceable except as provided for in section 22.5.

(iv)     In any case of termination of this Agreement, VOTORANTIM will maintain the shareholding interest that it had already earned-in in CHAMBARA until the effective date of termination.

22.2   In addition to any specific cause of default stipulated in this document, any of the Parties may terminate this Agreement due to the material default of the other Party of complying with any of its obligations hereunder.

If a Party believes that there is default on the part of the other Party the non-defaulting Party shall require the other Party, through the delivery of a notarized notice, to remedy such default within a maximum thirty (30) days term. If the Party alleged to have defaulted fails to remedy such default or to respond to the allegation of default within such term then the defaulting Party shall be deemed to have defaulted and this Agreement shall be automatically terminated, without need of any further formality or declaration, provided that the non-defaulting Party will be entitled to demand the defaulting Party payment of the compensation for the damages that its default might have caused. Notwithstanding the above mentioned thirty (30) calendar day period for curing default, if a Party declares in writing that it has not defaulted or has cured the default and the non-defaulting Party does not agree in writing, then the non-defaulting Party shall have recourse to invoke the provisions of clause thirty, arbitration, within a thirty (30) calendar day term following the notice in which it notified the defaulting Party that it does not agree with it having not defaulted or with curing its default. If such invocation is not delivered in writing by the non-defaulting Party within the aforementioned thirty (30) calendar days term, then it shall be deemed that no default occurred or that such default has been cured to the satisfaction of the non-defaulting Party.

Notwithstanding the termination of this Agreement, the Parties shall keep, as the case may be, the rights they would have acquired until the time of termination in the capital stock of CHAMBARA.

22.3   The Parties agree that in case of termination of this Agreement, regardless of the cause, the Mining Assignment Agreement referred to in clause six shall be automatically terminated, without need of any further formality or declaration whatsoever.

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22.4   If termination of this Agreement by VOTORANTIM occurs before MINERA SOLITARIO performs the FIRST OBLIGATION TO CAPITALIZE, then VOTORANTIM shall fulfill any Continuing Obligations that remain subsequent to the date of termination. If termination occurs after the FIRST OBLIGATION TO CAPITALIZE as a result of a Party no longer retaining a shareholding interest in CHAMBARA, then any proportionate liabilities that constitute Continuing Liabilities that accrued to the Party prior to the forfeiture of its shareholding interest shall survive.

22.5   At any time after the FIRST OBLIGATION TO CAPITALIZE, if any Party forfeits it shareholding interest in accordance with section 11.3 it shall no longer be a Party to this Agreement. However, it is hereby agreed that even in that case, the stipulations applicable to the payment of the NSR royalty that might be payable at that time by CHAMBARA, as well as other provisions applicable for governing the Parties' relationship with respect to such royalty, the enforceability of the Continuing Obligations, dispute resolution provisions or other, will subsist and apply mutatis mutandis.

Twenty three:          Access to Information

The Operator shall provide other Parties, when requested, with access to all the information acquired during the effective term of this Agreement and regarding any of the stages or phases of performance, as well as the right to examine and copy such information, including, inter alia, maps, drill logs, drill cores, reports, surveys, assays, analyses, production reports and operations records, and all technical, accounting and financial records.

Twenty four:          Confidentiality and Press Releases

24.1   All data, reports, records and other information of any kind developed or acquired by any Party in connection with this Agreement, shall be treated by the Parties as confidential (hereinafter referred to as the "Confidential Information"), and no Party shall reveal such Confidential Information to third parties without the prior written consent of the other Party. Confidential Information that is available or that becomes available in the public domain, other than through a breach of this provision by a Party, shall no longer be treated as Confidential Information.

24.2   The foregoing restrictions shall not apply to the disclosure of Confidential Information to any Affiliate or Subsidiary, to any public or private financing agency or institution, to any contractors or subcontractors which the Parties may request and to employees and consultants of the Parties, or to any third party to which a Party intends to transfer, sell, assign, or encumber its position in this Agreement or shares in CHAMBARA; understanding further that in such case, only such Confidential Information that such third party shall have a legitimate need to know, shall be disclosed, and the person to whom such disclosure is made shall first undertake in writing to protect the confidential nature of such information, at least to the same extent as the Parties are obliged under this clause.

24.3   In the event that one of the Parties is required to disclose Confidential Information to any government, court, agency or department thereof, or to any stock exchange, to the extent required by applicable law, rule or regulation, or in response to a legitimate request for such Confidential Information, the Party so required shall immediately notify the other Party hereto of such requirement and the terms thereof, and the proposed form and content of the disclosure, prior to such submission. The other Party shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure before the court, agency, stock exchange or department concerned, and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Party shall, in its sole discretion, determine.

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24.4   The provisions of this clause apply to both Parties during the term of this Agreement and shall continue to apply for a period of two (2) years after termination hereof. Likewise, in case any of the Parties surrenders, assigns, transfers or otherwise disposes of its position in this Agreement or its interest in CHAMBARA, the provisions set out in this clause shall apply to it during a period of two (2) years counted from the date of such surrender, assignment, transfer or disposition. However, if the termination of this Agreement takes place due to the default or voluntary decision of one of the Parties to withdraw, the other Party shall be released from the confidentiality obligation and may use the confidential information to offer or negotiate with a third party any rights, assets or issues related to the project.

24.5   Unless required by any governmental entity or stock exchange, none of the Parties shall issue any press release relating to the Properties or this Agreement, except upon giving the other Party three (3) days' advance written notice of the content thereof, and the Party proposing such press release shall make any reasonable changes to such proposed press release as such changes may be timely requested by other Party. The Party proposing the press release may include therein, without notice to the other Party, any information previously reported by the Party proposing the press release. None of the Parties shall, without the consent of the other Party, issue any press release that implies or infers that the other Party endorses or shares with the issuing Party the statements contained in the press release issued by it.

Twenty five:          Force Majeure

If any Party is hindered or prevented from performance of the terms or provisions of this Agreement, other than the payment of monies, by reason of any force majeure or act of God beyond the control of the Party, whether foreseeable or not, including without limitation law or regulation, inability or delay in obtaining any license, permit, or other authorization that may be required to conduct operations, weather, war, civil insurrection, labour disputes, acts of government, surface owner disputes, injunction prohibiting access to the Properties or like causes not subject to the Party's control, whether created by statute or otherwise, the time for the performance thereof of all obligations, except for governmental obligations required to maintain the Properties, shall be extended for a period equal to the period of the force majeure, provided such Party gives notice of the force majeure and diligently seeks to eliminate the force majeure and resume performance as soon as feasible thereafter. Immediately upon the cessation of force majeure the affected Party shall notify the other Parties in writing and shall take steps to recommence and or continue the performance that was suspended as soon as reasonably possible.

Twenty six:          Notices

26.1   Any notice, instruction or other instrument that may be sent in accordance with this Agreement shall be made in writing and, if delivered, shall be deemed to be sent and received on such date as it is delivered. If sent by mail, it shall be deemed as given and delivered on the seventh (7th) business day following the date of remittance by mail, except in case of interruption of mail service, in which case the notice shall be deemed to be received when actually received. If sent by telegram, telex, telecommunication or other similar form of communication ("Telecommunication") during normal business hours (9:00a.m to 5:00p.m - local time in the place of receipt ), it shall be deemed to be sent or received the same day it is sent, or in case of any Telecommunication sent beyond normal business hours, the next business day.

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In each case, notices shall be sent to the following addresses:
If MINERA SOLITARIO:

MINERA SOLITARIO PERU S.A.C.
Attn:      Antonio Crovetto, General Manager,
Walter Hunt
El Bucare 573, Camacho, La Molina
Lima, Peru
Telephone (51-1) 341 0660
Fax: (51-1) 435 5278

With copy to:
c/o Solitario Resources Corporation
Attn: Chris Herald, Walter Hunt
4251 Kipling St, Suite 390
Wheat Ridge, CO 80033, USA
Telephone: (303) 534 1030
Fax: (303) 534 1809

If VOTORANTIM:

VOTORANTIM METAIS - CAJAMARQUILLA S.A.

Attn:     Eugenio Ferrari
Gerente Internacional de Exploraciones
E-mail:     eugenio.ferrari@vmetais.com.pe
Address:     Paz Soldán 170 of # 501, San Isidro, Lima 27, Peru
Phones:(51-1) 415- 2600

26.2   At any time, any of the Parties may give written notice to the other on any change of address of the Party giving such notice; the address shall be deemed to be changed as from the time of receipt of said notice; then, as from that time, the address specified in the notice shall be deemed to be the address of said Party for the purposes of this Agreement.

26.3   Any and all payments that must be made by virtue of this Agreement shall be deemed to be properly made if made to the address that according to this clause corresponds to the Party receiving the payment, unless said Party gives written notice of a different address where payments should be made.

Twenty seven:          Severability

If any provision, agreement, condition or covenant in this Agreement, or the enforcement thereof by any of the Parties or under circumstance is null, the remainder of this Agreement and the enforceability of said provision to Parties or circumstances other than those causing it to be null, shall not be affected thereby, and each provision, agreement, condition or covenant of this Agreement shall be valid and enforced to the extent permitted by law, providing that said enforceable provision shall be restricted, limited or eliminated only to the extent necessary to avoid such nullity in relation to the applicable law as it would then be applied, and the Parties may adopt any and all actions required to cause such null provision to be valid and enforceable, or, alternatively, to reach an agreement in relation to said null provision whereby each of the Party receives, as far as possible, substantially the same benefits and obligations based on valid provisions, provided that the Agreement is not enforced in a form that materially affects the commercial agreement between the Parties.

Twenty eight:          Assignment of Contractual Position

Without prejudice of the stipulations contained in clause ten, the Parties may assign their contractual position and/or their rights and/or obligations under this Agreement without the express consent of the other Party, when such third party is an Affiliate or a Subsidiary of any of the Parties, provided, however, that the assignee or Party undertaking said rights and/or obligations also acquires the interest of the corresponding Party in CHAMBARA.

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The assignment of the Party's contractual position and/or rights and obligations under this Agreement to third parties that are not Affiliates or Subsidiaries of any of the Parties, shall require the prior written consent of the other Party, the same that shall not be unreasonably withheld.

Twenty nine:          Additional documents and other provisions

29.1   The Parties undertake to act in good faith and diligently to execute any and all private and/or public documents that may be necessary or convenient to enforce this Agreement.

29.2   This document supersedes any agreement or other document that the Parties or its Affiliates or Subsidiaries may have previously entered into and/or executed in relation to the Properties as from the execution of this Agreement, this Agreement shall be the single document ruling the relationship between the Parties as far as the Properties are concerned. If any other agreement or document entered into by the Parties contradicts terms contained in this Agreement, then the provisions of this Agreement and its amendments shall prevail.

29.3   The rights, duties, and obligations of the Parties hereunder shall be several and not joint or collective. Each Party shall be responsible only for its share of the costs and expenses as provided herein. It is expressly agreed that except for the incorporation of CHAMBARA and the terms specifically provided herein, it is not the purpose or intent of this Agreement, nor shall the same be construed as creating any mining, commercial or other partnership or the incorporation of a company. Each Party shall remain a separate and independent company with its own legal identity. This Agreement shall not be construed to provide for any joint marketing of ores, concentrates, or other substances produced from the Properties or to create any fiduciary relationship between the Parties.

29.4   The expenditures resulting from the execution of the public deed originating from this deed shall be borne by VOTORANTIM, including fees for registration in the Public Registry.

29.5   All references to a clause or section or contained in this Agreement, make reference to the relevant clause or section of this Agreement. References to a clause contained in this Agreement, shall include all sections within such clause, and references to a section shall include all paragraphs within such section.

Unless the context requires an interpretation on the contrary, the plural shall import the singular and vice versa; and the masculine the feminine and vice versa.

29.6   The amounts preceded by the "$" symbol or accompanied by the term "American Dollars" are expressed in Dollars of the United States of America.

29.7   It is hereby agreed by the Parties that the creation and existence of classes of shares in CHAMBARA, will not affect in any way or diminish VOTORANTIM's rights under this Agreement, nor will benefit MINERA SOLITARIO in any way not expressly provided herein. Therefore, MINERA SOLITARIO hereby declares and commits that for VOTORANTIM to effectively earn-in its interests in CHAMBARA as provided herein and in any issuance or transfer of the latter's shares, a sufficient number of shares will be issued and/or transferred to VOTORANTIM (irrespective of their class) in order to allow the latter to fully exercise absolutely all the rights that VOTORANTIM will at that time be entitled to exercise in accordance to this Agreement, including, but not limited to, the exercise of as many voting rights in CHAMBARA's corporate bodies, as shares VOTORANTIM might hold in such company's capital stock.

Thirty:          Applicable law and arbitration

30.1   This Agreement, as well as the rights and obligations of the Parties hereunder, shall be governed by the laws of the Republic of Peru.

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30.2   Any dispute that may arise between the Parties in relation to this Agreement related to its interpretation and/or execution, including those related to the nullity or validity thereof, the compliance or non-compliance of the Parties in respect of the obligations contained herein, that may not be resolved directly through negotiation by the Parties, shall be settled at the request of any Party by arbitration of law. The Arbitration Court shall be composed by three (3) members, and its award shall be final and not subject of appeal.

Such arbitration shall be conducted under the rules and supervision of the Peruvian-American Chamber of Commerce (AMCHAM).

In any arbitration between the Parties in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing Party shall be entitled to recover all reasonable costs, expenses, legal and expert witness fees and other costs of suit incurred by it in connection with such arbitration, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and in collecting or otherwise enforcing any final judgment entered therein. If a Party substantially prevails on some aspects of such action, but not on others, the arbitration court may apportion any award of costs and legal fees in such manner as it deems equitable.

The Parties expressly waive to the conciliation procedure provided under Law No. 26872.

Executed by the Parties in sign of conformity and acceptance, in Lima, on April 4, 2008.

/s/ Walter Henry Gage Hunt_________
Walter Henry Gage Hunt
President of the Board Directors
MINERA CHAMBARA S.A.C.

_/s/ Walter Henry Gage Hunt_________
Walter Henry Gage Hunt
President of the Board Directors
MINERA SOLITARIO PERU S.A.C.

_/s/ Walter Henry Gage Hunt________
Walter Henry Gage Hunt
President, South American Operations
SOLITARIO RESOURCES CORPORATION

_/s/ Eugenio Ferrari _
Eugenio Ferrari
Exploration Internacional Manager
VOTORANTIM - METAIS CAJAMARQUILLA S.A.

_/s/ Jose Montoya Stahl__________
José Montoya Stahl
Business Development Manager

VOTORANTIM - METAIS CAJAMARQUILLA S.A.

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FIGURE 1

MINERA PILAR DEL AMAZONAS
FLORIDA CANYON
SOLOCO
BAGUA GRANDE
JUMBILLA
PEDRO RUIZ
RIOJA
CHACHAPOYAS
LEIMEBAMBA
BOLIVAR
N
-78.5°
-78°
-77.5°
-77°
-5.5°
-6°
-6.5°
-7.5°
-78.50°
-77.75°
-5.18°
-6.0°
-78.15°
-77.35°
-7.40°
LEGEND
MIN. SOLOCO
FLORIDA CANYON
MINERA PILAR DEL AMAZONAS
AREA OF INTEREST
0
25
50
kilometers
Minera Chambará S.A.
FIGURE 1

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ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement ("Agreement") is made this April 4, 2008 between Solitario Resources Corporation ("Solitario") and Votorantim Metais-Cajamarquilla S.A. ("Viewer").

Solitario owns or controls information on certain real property in the Amazonas Department of Peru more specifically defined as the Area of Interest in Figure I (the Property). The Property contains certain excluded areas as shown on Figure I, more specifically designated as "Florida", "Soloco" and "Minera Pilar del Amazonas", that are also excluded from this Agreement.

Viewer has expressed an interest in the possible acquisition of an interest in Solitario's information and an interest in mineral rights owned by Solitario within the Property and desires to receive confidential information regarding the Property. Viewer warrants that it is not working for any other party, whether private or public, to inspect or acquire Information on the Property. In consideration and conditions set forth herein, Viewer agrees and covenants as follows:

1.  This Agreement applies to all data, records, reports, calculations, opinions, maps, charts, documents, and other information whatsoever ("Information"), including written, oral, or electronic, and whether or not noted thereon to be confidential, pertaining to the Property, disclosed or provided to Viewer, its employees, or agents, or to which Viewer, its employees, or agents are given access, by Solitario, its employees, or agents, except:

a)     Information which at the date hereof is in the public domain;

b)     Information which after the date hereof is published or otherwise becomes part of the public domain through no fault or action of Viewer or any of its employees or agents; and

c)     Information that the Viewer can establish was lawfully in its possession or control prior to the date of disclosure of Information by Solitario.

2.  Viewer will keep all Information in strict confidence and will not disclose or dispose of any of the same to any third party; including, but not limited to other mining or technology companies, lessees or those claiming to have an interest in the Property, provided that:

(a)     Information may be disclosed to Viewer's directors, officers, consultants and employees who need to know Information for the purposes of evaluating the possible acquisition referred to hereinabove, all of whom shall be directed by Viewer in writing to treat Information confidentially pursuant to this Agreement;

(b)     Viewer may disclose Information pursuant to the order of any governmental, regulatory or judicial authority after giving at least thirty (30) days prior written notice to Solitario and marking Information to show that it is confidential to Solitario under the terms of this Agreement. Nevertheless, if due to the time limits or conditions under which such order is provided to Viewer, the aforesaid prior written notice cannot be delivered to Solitario with the thirty (30) days anticipation term mentioned above, this latter term will not longer be applicable, provided, however, that Viewer will still be obliged to promptly notify in writing Solitario about the issuance of the order that it had received.

(c)     Any disclosure of Information may be made to which Solitario gives its prior written consent.

3.  Viewer and its employees will use the Information only for the purpose of determining whether to enter into and agreement to acquire an interest in the information and Solitario's mineral rights within the Property from Solitario and for no other purpose.

4.  For a period of two (2) years after the date of this Agreement, Viewer shall not locate, lease or otherwise acquire any interest in real property or rights

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whatsoever within the boundaries of the Property. Additionally, Viewer will not assist any other party in any manner whatsoever on the Property including, but not limited to, consulting, evaluation or referrals without the written permission of Solitario to do so.

5.  In the event Solitario and Viewer have not reached an agreement within two (2) months after the date of the Agreement for Viewer's acquisition of an interest in the Property, then:

(a)     Viewer will promptly return to Solitario all Information furnished by or on behalf of Solitario without retaining any copy thereof; and

(b)     Viewer will keep confidential and make no use detrimental in any way to Solitario of any Information or any analyses, compilations, studies or other documents prepared for its internal use by its employees or agents and which reflect or are based in whole or in any part upon Information for a period of two years (2).

6.  SOLITARIO MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPLETENESS OR ACCURACY OF ANY INFORMATION OR ANY OTHER STATEMENT, WRITTEN OR ORAL, MADE TO VIEWER OR ITS EMPLOYEES OR AGENTS IN RESPECT TO THE PROPERTY. SOLITARIO MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE BOUNDARIES, TITLE, OR VALUE OF THE PROPERTY. VIEWER AGREES THAT IT WILL RELY SOLELY ON ITS OWN APPRAISALS AND ESTIMATES AS TO THE VALUE OF THE PROPERTY AND UPON ITS OWN GEOLOGIC AND ENGINEERING INTERPRETATIONS RELATED THERETO.

7.  Viewer agrees to defend, indemnify, and hold Solitario harmless from any and all liability arising from disclosure of Information by Viewer to a third party. Viewer further agrees to defend, indemnify, and hold Solitario harmless from any and all liability arising (1) from injury to person or property of Viewer, its employees, or agents incurred as a direct result of any visit to the Property by Viewer, and (2) from injury to person or property of its employees, or agents, or any third party, arising from Viewer's negligent or willful act or omission to act during any such visit. Viewer agrees not to visit the Property without prior notice to and approval from Solitario, and agrees to comply with applicable federal, state, and local safety regulations during the course of any such visit.

8.  Solitario acknowledges that Viewer holds certain mineral rights within the boundaries of the Property as of the date of signing of this Agreement. If Viewer elects not to acquire an interest in Solitario's information or rights relating to the Property, then Viewer's preexisting rights to such properties shall not be encumbered by the terms of this Agreement.

9.  Subject to an agreement between Solitario and Viewer regarding the acquisition by Viewer of an interest in the Property, this Agreement shall terminate two (2) years subsequent to the effective date thereof.

IN WITNESS WHEREOF, the parties hereto have caused the execution and delivery hereof by persons duly authorized.

SOLITARIO RESOURCES CORPORATION

By:

Viewer: VOTORANTIMMETAIS - CAJAMARQUILLA S.A.

By:

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FIGURE I OF THE CONFIDENTIALITY AGREEMENT

MINERA PILAR DEL AMAZONAS
BAGUA GRANDE
FLORIDA CANYON
PEDRO RUIZ
JUMBILLA
RIOJA
CHACHAPOYAS
SOLOCO
LEIMEBAMBA
BOLIVAR
LEGEND
MIN. SOLOCO
FLORIDA CANYON
MINERA PILAR DEL AMAZONAS
AREA OF INTEREST
0
25
50
kilometers
Minera Chambará S.A.
FIGURE 1

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ANNEX B

CHAMBARA's BY-LAWS

Per copy on file in the offices of Minera Solitario Peru

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ANNEX C

MINING ASSIGNMENT AGREEMENT

MISTER NOTARY:

Serve you to extend in their Registration of Writings Publishes one in the one that consists the CONTRACT OF MINING SURRENDER that you/they take place, of a part:

VOTORANTIM PUTS - CAJAMARQUILLA CORP., with RUC No. 20261677955, society inscribed in the Departure No. 11369441 of the Registration of Juridical People from Lima, with home for estros effects in Peace Soldan 170 of. #501, San Isidro, Lima 27, Peru, acting properly represented by Mr. ____________, identified with ____ No. ___________, and Mr. __________, identified with ________. No. 06445664 according to abilities inscribed before in the seat ________ of the Departure signal ("VOTORANTIM"); and, of the other part,

- MINING CHAMBARA S.A.C. with RUC No. 20518512421, society inscribed in the Departure No. 12125100 of the Registration of Juridical People from Lima, with home for estros effects in The Bucare 573, Camacho, The Molina, Lima, Peru, acting properly represented by Mr. _________, identified with ___________ No. __________, according to abilities inscribed before in the seat ___________ of the Departure signal ("CHAMBARA").

He/she notices: The information faltante about the representatives of the parts, it will be completed with occasion of the celebration of the present contract of mining surrender.

The present contract takes place with arrangement to the terms and following conditions:

First: Antecedents

1.1 CHAMBARA is regular of 100% of the rights and actions of the mining concessions that are detailed in the document that, like I Annex TO, it is integral part of the present instrument ("THE CONCESSIONS").

1.2 VOTORANTIM and CHAMBARA have subscribed simultaneously with the celebration of the present document, a private agreement regulating their relationship regarding THE CONCESSIONS (the "I AGREE PRIVATE"). Like part of this document, VOTORANTIM committed to subscribe a Contract of Mining Surrender with CHAMBARA regarding THE CONCESSIONS.

Second: mining Surrender

2.1 with arrangement to that prepared by the article 166 of the Orderly Unique Text of the General Law of Mining (the "TUO"), by means of the present I document CHAMBARA it gives in favor of VOTORANTIM all their rights and obligations like holder of THE CONCESSIONS, being substituted VOTORANTIM in such rights and obligations.

2.2 the surrender mining object of the present contract will be effective, from the subscription of this instrument, for an equivalent term to that that is necessary so that VOTORANTIM completes qualified investments (as they are defined in the PRIVATE AGREEMENT) in the Properties for a total of US $6'250,000.00 (six millions two hundred fifty thousand and 00/100 American Dollars), as well as so that VOTORANTIM can adopt (of being the case) the decision of preparing a study of feasibility regarding the CONCESSIONS, as it is regulated in the PRIVATE AGREEMENT.

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Third: Abilities of VOTORANTIM

1 VOTORANTIM will be able to execute in THE CONCESSIONS mining activities in form technique and rational giving execution in all moment to that prescribed in the TUO, its regulations and any other norms that are applicable, including the environmental dispositions, without reservation neither limitation some. This activities will be able to understand, without this enumeration is taxable but merely enunciative, the following ones:

- Studies have more than enough existent information.

- Map geologic surface point like of mine.

- Fotointerpretación.

- Drilling.

- Geophysics.

- Geochemistry.

- Execution of access studies to the area of location of THE CONCESSIONS.

- I study of waters.

For the realization of their works in THE CONCESSIONS, VOTORANTIM will be able to use any method that is known at the present time or that it is developed in the future, as well as to carry out other activities tunes or inherent to the works before mentioned.

3.2 VOTORANTIM will be entitled the to enter to THE CONCESSIONS and to use all and each one of the rights in passing and access means.

3.3 VOTORANTIM will be able to build, to use, to maintain, to repair, to relocate or to replace roads, perforation locations, buildings, fences, energy lines and of communication, structures, camps, field offices and other facilities or infrastructure that can serve as help or that they are convenient for VOTORANTIM in the conduction of the operations.

3.4 VOTORANTIM will be able to extract and to move away of THE CONCESSIONS quantities of non commercial mineral with the purpose of subjecting them on approval (including, without this enunciated is limitative, the samples to bulk, rehearsals, analysis geology, the possibility to be transported and the recovery determinations, plants pilot, test operations or similar activities or tune). The exercise of this right won't originate for VOTORANTIM the obligation of making additional payment some to CHAMBARA.

3.5 having the corresponding authorizations, VOTORANTIM will be able to make use of the rights of water linked to THE CONCESSIONS in connection with the conduction of its mining activities.

3.6 VOTORANTIM will be able to exercise all the rights that are or they could be inherent or usually linked with the activities related with the mining surrender granted by virtue of the present document.

Fourth: Obligations of VOTORANTIM

VOTORANTIM puts under an obligation expressly to the following thing:

4.1 as long as regular of mining activity regarding THE CONCESSIONS, to complete opportune and completely with all the obligations that in accordance with the TUO, their regulations and/or the legal or regulation devices that modify or supplement to these norms or any other applicable norm.

Without the above-mentioned damage and in that that strictly could correspond to CHAMBARA like consequence of their condition of regular of THE CONCESSIONS, this company commits to cooperate before with VOTORANTIM in the execution of the obligations referred.

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4.2 without the following enumeration is limitative but merely enunciative, for the realization of its activities in THE CONCESSIONS, VOTORANTIM will owe all the authorizations, permits and licenses that are necessary of conformity with the effective legal classification in that moment.

4.3 to maintain in perfect validity and without loads and/or obligations to THE CONCESSIONS during the validity of the present document.

4.4 starting from the exercise and during the validity of the present surrender contract, VOTORANTIM will have the obligation of carrying out opportune and totally the payment of the right of validity of THE CONCESSIONS, as well as of any penalty that is yielded by not being reached regarding THE CONCESSIONS the minimum production settled down by law.

In that sense, the parts agree that VOTORANTIM will be forced to the payment of the rights of validity and penalties that are yielded during the validity of the present mining surrender, not being able to VOTORANTIM in any case to omit the payment of the rights of validity or penalties during any year, even when it doesn't imply it the CONCESSIONS to incur in causal of expiration.

It is specifically specified that in case THE CONCESSIONS, or some of them, be returned to CHAMBARA like consequence of the resolution of the present contract, the rights of validity and penalties of THE CONCESSIONS will be paid regarding every year that has begun so far effective of resolution or abandonment. In consequence, he/she remembers that in the effective date of resolution or abandonment, they will be completely paid the right of validity and penalties of all THE CONCESSIONS corresponding to the exercise in which produces effects the resolution or abandonment, as well as regarding any other one that has lapsed or initiate until this date. Of not being possible, VOTORANTIM will put to disposition of CHAMBARA the enough cash for the realization of this payments, those which, in that case, they will be made directly by CHAMBARA.

Also, he/she remembers that VOTORANTIM will provide to CHAMBARA it copies of the documents that credit the exact and opportune execution of the obligations referred in this numeral one 4.4, inside the fifteen (15) days following calendars of having produced this execution. However, it is specifically conventional that, anyway, VOTORANTIM will remit the suitable documents to CHAMBARA with at least fifteen (15) days calendars of anticipation of the date in the one that, in accordance with the effective legal norm in each moment, conquer the term to fulfill such obligations.

4.5 to present annual and appropriately the Consolidated Annual Declaration (DAC) regarding THE CONCESSIONS, owing VOTORANTIM to provide to CHAMBARA copies of the documents that credit the execution of this obligation, inside the fifteen (15) days following calendars of having taken place. Nevertheless, it is specifically conventional that, anyway, VOTORANTIM will remit the mentioned documents to CHAMBARA with at least fifteen (15) days calendars of anticipation of the date in the one that, in accordance with the effective legal normatividad in each moment, conquer the term to fulfill such an obligation.

4.6 to carry out their mining activities in THE CONCESSIONS continuing practical mining internationally accepted, carrying out their biggest efforts to prevent and/or to avoid the biggest generation of environmental damages to the legal ones allowed and, in general, to maintain to harmless CHAMBARA of all the birdcalls or responsibilities that arise or seek to be they imputed as a result


of the activities of VOTORANTIM in THE CONCESSIONS, even after the resolution or termination of this contract.

In the same way, VOTORANTIM will be responsible in front of CHAMBARA for any action or omission that it is in damages, losses, expenses, penalties or tickets that originate or be related with attributable acts to its activities in THE CONCESSIONS and/or with the nonfulfillment of the legal dispositions that you/they are applicable, unless such damages losses, expenses, penalties or tickets are derived directly of the nonfulfillment of CHAMBARA of their obligations under the present contract, if it was the case

4.7 to protect and to defend the titles of THE CONCESSIONS. In such a sense, VOTORANTIM will carry out all the necessary actions to eliminate any birdcall, opposition or application that it can affect to THE CONCESSIONS.

Consequently, VOTORANTIM will oppose herself to any I denounce, petition or procedure begun by third that it could affect in any way its rights on THE CONCESSIONS. Also, VOTORANTIM will denounce in the face of the pertinent authorities any overlapping, invasion or direct threat or insinuation against the possession right or ownership on THE CONCESSIONS that it could exist in connection with these, as well as he/she will carry out its best efforts in order to finish and/or to eliminate such overlappings, invasions or threats.

4.8 to allow to CHAMBARA access without restriction to THE CONCESSIONS and all the registrations, studies and/or anyone another prepared documentation or taken by VOTORANTIM, without reservation neither limitation some.

4.9 with subjection to that indicated in the PRIVATE AGREEMENT, to provide to formless CHAMBARA of the progress of the works carried out in THE CONCESSIONS, indicating the results and disclosing all the obtained technical information or received by VOTORANTIM in connection with the driven works. This reports will be given jointly by VOTORANTIM with an analysis of the expenses incurred in the realization of the works understood in such reports.

4.10 VOTORANTIM will have access, as long as he/she stays effective the present contract of mining surrender, to all the geologic information, technique, of environment and any other one that CHAMBARA possesses at the present time or in the future, during the validity of this agreement, regarding THE CONCESSIONS.

Fifth: Consideration for the mining surrender

As consideration for the mining surrender, VOTORANTIM puts under an obligation to pay in favor of CHAMBARA the sum of US $5,000.00 (FIVE THOUSAND AND 00/100 AMERICAN DOLLARS), including the General Tax to the corresponding Sales.

This consideration will be paid simultaneously by VOTORANTIM to CHAMBARA with the subscription of the public writing of the present contract of mining surrender, being forced CHAMBARA to surrender to VOTORANTIM (in that same moment) the voucher of respective payment. The payment of the consideration will be carried out by means of the delivery of a management check rotated to the order of CHAMBARA.

Sixth: Declarations and guarantees of CHAMBARA

CHAMBARA declares and it guarantees to VOTORANTIM that:

6.1 CHAMBARA is regular of 100% of THE CONCESSIONS, which are free of all load or obligation, registered or not registered, declaring equally that there are not birdcalls of third on them slopes of being resolved or, up to where


reasonably it can be foreseen, neither birdcalls, oppositions or rights that could be presented by third and that they could affect them.

6.2 CHAMBARA has not celebrated agreements neither options or surrenders, neither any other class of agreements in connection with the ownership of THE CONCESSIONS.

6.3 CHAMBARA declares and it guarantees that, in connection with THE CONCESSIONS, all the payments have been canceled that legally corresponded to carry out to any entity or state authority. Additionally, CHAMBARA declares that they are totally canceled the rights of validity regarding the entirety of THE CONCESSIONS until the year 2007, inclusive.

Also he/she declares and it guarantees that in order to maintain THE effective CONCESSIONS and legally a day, all the declarations, communications or reports have been presented that legally corresponded to present to any entity or state authority.

6.4 CHAMBARA liberates VOTORANTIM of everything and any responsibility related with the steps related to the titling of THE CONCESSIONS, giving up the exercise of all judicial, by arbitration, administrative, penal action or of anyone another nature on the matter.

The inaccuracy, imprecision, falsehood or omission of the guarantees and declarations contained in this clause, which will stay effective during the term of the present contract, they will be considered as nonfulfillment of the obligations assumed by CHAMBARA.

Seventh: Resolution

7.1 with subjection to the conditions specified for such effects in the PRIVATE AGREEMENT, VOTORANTIM will be able to solve the mining surrender granted by means of the present contract, in any moment, unilaterally and without cause expression.

To exercise the resolutory ability described in the previous paragraph, VOTORANTIM will remit CHAMBARA a notarial communication in the one that him report about its decision of solving the present contract. The resolution will provide legal effects thirty (30) days calendars after having notified CHAMBARA before the notarial communication mentioned.

7.2 if some of the parts considers that the other one has unfulfilled their obligations, it will notify it for notarial conduit indicating him the nonfulfillment in which has incurred and it will grant him a term of thirty (30) days calendar so that it corrects their nonfulfillment. If the part to which is imputed the nonfulfillment didn't correct its nonfulfillment or he/she didn't respond to the imputation that has been made before inside the term signal, then it will be considered that this part has unfulfilled the present contract, which will be automatically resolved, without necessity of formality or additional declaration some, being the other part authorized to demand the payment of the compensation that corresponds for the damages and damages that the nonfulfillment could have caused him for whose effects will observe that settled down in the numeral one 12.3.

Without damage of the term of thirty (30) days before specified to correct some fulfillment, if some of the parts declares in writing that it has not incurred in nonfulfillment or that it has corrected this, and the other part manifests its discrepancy in writing with this declaration, the part to which was not imputed the nonfulfillment will be able to invoke the application of the stipulations it has more than enough arbitration contained in this clause, inside the thirty (30)


following days to the date in which the notification has been received in the one that manifested its discrepancy with the declaration of the other part. If this invocation is not manifested in writing inside the term of thirty (30) days before suitable, he/she will understand each other that it has not happened any nonfulfillment or that the nonfulfillment was corrected to satisfaction of the part that imputed its existence.

7.3 anyway of resolution of the present contract, VOTORANTIM won't recover the invested montos or wornout until that moment in connection with the activities that he/she has carried out in THE CONCESSIONS, neither it will recover the sums that has paid to CHAMBARA for any concept, should have fulfilled the payment of the right of validity of THE CONCESSIONS and of the penalties for lack of minimum production that you/they could have been yielded according to that specified in the numeral one 4.4, although it doesn't carry it the expiration of THE CONCESSIONS.

Also, VOTORANTIM will be irrevocably forced to return CHAMBARA the possession of THE CONCESSIONS in full validity and free of any load or obligation.

In the same way, VOTORANTIM will be entitled to move away of THE CONCESSIONS the plants, teams, machineries, tools, devices and any other one well that it belongs him or that it belongs to contractors, inside the term of three (3) counted months from the resolution of the present contract. Otherwise, this goods will be to favor and benefit of CHAMBARA, without cost some for this.

7.4 in the event of premature resolution of the present contract, the obligation of VOTORANTIM will subsist of giving CHAMBARA all the information and/or derived technical documentation of the works carried out in THE CONCESSIONS, without exception neither limitation some. This information and/or documentation will be given to CHAMBARA inside the thirty (30) following days to the resolution of the present contract.

Also, it is specifically established that the resolution of the present contract won't discharge to the parts of the execution of any obligation or responsibility that has been generated prior to the resolution date or termination, neither of any obligation or responsibility that it is generated with posterity to that date regarding the activities of the parts until that moment.

7.5 the parts agree expressly that the present contract will be automatically resolved, without necessity of formality or additional declaration some, if is resolved the PRIVATE AGREEMENT, being enough so that this resolution takes place that some of the parts notifies to the other one regarding the resolution of the PRIVATE AGREEMENT.

Eighth: Loose of CONCESSIONS

If during the validity of the present contract, VOTORANTIM decided to make loose or I abandon of some of THE CONCESSIONS, this company will notify to CHAMBARA about its decision with an anticipation not smaller than thirty (30) days calendars, after that which this CONCESSION will be excluded of the reaches of the present instrument and the present contract will be automatically resolved regarding that CONCESSION after having lapsed the thirty (30) days calendars before suitable, without necessity of formality or additional declaration some.

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The parts agree that, in this case, they will be applicable the stipulations contained in the numeral ones 7.3 and 7.4 precedents.

Ninth: Acquisition of mining rights

9.1 the parts that intervene in this document agree expressly that none of them will be able to formulate or to acquire, direct or indirectly and in way some, any mining right or interest of any nature inside the Area of Interest, except for the previous consent in writing of the other part. This limitation extends to any surface right, of waters, it licenses, permission, authorization or any others that could have some relationship, direct or indirect, with the Area of Interest.

To the effects of that foreseen in this clause, he/she understands each other as "Area of Interest", to the area located inside both (2) kilometers of the limits of any of the CONCESSIONS,

9.2 are specifically conventional that the parts that intervene in this document will only be able to formulate or to acquire rights or mining interests inside the Area of Interest, if it has been previously agreed among them, except for VOTORANTIM that will be able to formulate or to acquire such rights or interests inside the Area of Interest but to name of CHAMBARÁ.

According to the above-mentioned, so much in the case regulated by way of exception in the previous paragraph as when an agreement exists between VOTORANTIM and CHAMBARA for the formulation or acquisition of rights or mining interests inside the Area of Interest, this rights or mining interests will be acquired by CHAMBARA. Once formulated or acquired the rights or interests before mentioned, they will be understood as part of THE CONCESSIONS and they will be subject to the terms and conditions of the present contract.

Tenth: Divisibility

If any stipulation, agreement, condition or disposition of the present contract, or the application of the same one in anyone of the parts or in any circumstance becomes in null or ineffective, the rest of the present contract or the application of this stipulation or disposition to the parts or circumstances different to those for those that becomes in null or ineffective, won't be affected by the same one, and each stipulation, agreement, condition or disposition of the present contract will be valid and it will be executed in the measure that allows it the law; being specified that this executable disposition will be restricted, limited or only eliminated in the measure that is necessary to avoid this nullity or inefficacy with regard to the applicable law as it would be applied then, and the parts will adopt all the necessary actions to make that the ineffective disposition is valid and executable or, alternately, to reach an agreement with regard to this ineffective disposition by means of which each one of the parts receives, as nearby as it is possible, substantially the same benefits and obligations with base to stipulations that are valid and effective; whenever the present instrument is not executed in a form that substantially alters the fundamental commercial agreement among the parts.

Eleventh: Other stipulations

11.1 all the expenses and tributes that it demands the formalization of the present contract in public writing and their inscription in the Public Registrations, will be of bill and position of VOTORANTIM, should provide CHAMBARA a copy of the testimony and of the perseverance of corresponding inscription.

11.2 all the parts that intervene in this document agree and they recognize expressly that the PRIVATE AGREEMENT, contains the stipulations that regulate in an integral way its contractual relationship regarding THE

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CONCESSIONS, for what the present document only has for object, giving execution to the PRIVATE AGREEMENT, to reflect and to supplement partially such stipulations.

In that sense and in the internal relationship among the parts that intervene in this document, the stipulations of the PRIVATE AGREEMENT will continue regulating their relationship regarding THE CONCESSIONS and, in that measure, they will be fully applicable and they will prevail for the interpretation, execution and/or resolution of the present contract.

Twelfth: Homes, applicable legislation and solution of controversies

12.1 for the effects of this contract, the parts point out as their homes the suitable ones in the introduction of this document. So that any home change provides effects in connection with this contract, it will be notified by means of notarial letter to the other part. Otherwise, any notification carried out here in the home fixed it will be valid.

12.2 the validity of the present contract, as well as the rights and obligations of the parts under the same one, they will be regulated according to the laws of the Republic of the Peru.

12.3 any controversy that could arise among the parts with relationship to this relative contract to their interpretation and/or execution, included those referred to their nullity or validity that it cannot be solved in direct form by means of negotiation of the parts, will be resolved by means of arbitration in charge of three (3) referees by means of definitive and inappealable failure.

In all the cases the procedure by arbitration will be carried out by a Tribunal By arbitration conformed by three members whose award will be definitive and inappealable. The arbitration will be of right and the procedural rules of the Peruvian Chamber of Commerce will be applied - North American (AMCHAM).

In all him not foreseen in this arbitration clause, as well as in case the center of arbitration of the mentioned AMCHAM is disabled, the norms of the General Law of Arbitration will be applied - Law 26572 or the dispositions of that law or norm that it substitutes it.

In any arbitration among the parts related with this contract, the part that has prevailed in its pretenses in a bigger measure, will be entitled to recover all the costs and reasonable expenses incurred by this part during the arbitration (including legal expenses), those expenses incurred prior to the beginning of the arbitration, and those that were related with the carried out collection administrations or those made to execute the corresponding award by arbitration. If one of the parts prevailed in some pretenses but not in other, the Tribunal By arbitration will be able to determine what percentage of the costs and expenses correspond to assume to each part, according to what considers equal.

Without damage of that expressed, the parts undergo the laws of the Peru and the judges and tribunals of the judicial district of Lima - I Center to solve any situation that could be necessary to subject to the Judicial Power with reason of the arbitration.

The parts give up the conciliatory procedure regulated in the Law No. 26872 that it is medical for them expressly.

Serve you, Mister Notary, to make the corresponding inserts, to add the law clauses and the parts of the public writing that this minute originates to the Public Registrations for its inscription in the departures of the concessions mining matter of the present document to happen. Lima, ___ of ______ of 2008

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ANNEX D

NET SMELTER RETURN ROYALTY

1.      Definitions: The words and terms defined in the agreement of which this annex forms part, shall have the same meaning for the purposes of this annex, unless specified otherwise.

1.1     "Agreement" shall be the Framework Agreement for the Exploration and Potential Development of Mining Properties of which this annex forms an integral part.

1.2     "THE DILUTED SHAREHOLDER" shall mean CHAMBARA's shareholder which participation in the capital stock of said company is diluted to less than 10%, as provided in section 11.3 of the Agreement. As a result of such dilution, THE DILUTED SHAREHOLDER's participating interest in CHAMBARA will be terminated and substituted with a 2% NSR Royalty.

1.3     "NSR Royalty" shall mean the 2% NSR royalty that CHAMBARA shall be required to pay to THE DILUTED SHAREHOLDER and that shall be calculated according to the Net Smelter Returns, in accordance with the provisions set out in section 11.3 of the Agreement and this annex. Such royalty will only be payable if Commercial Production has been initiated.

1.4     "Net Smelter Returns or NSR" shall mean the net amount, including all bonuses and subsidies that a given smelter, refinery or other buyer of Products pays to CHAMBARA; and that will result after making the deduction of all costs, expenses and charges paid or incurred in relation to the Products after concentration thereof (regardless of whether those costs had already been deducted by the acquirer of the Products or incurred in by CHAMBARA).

The costs referred to in the preceding paragraph include, without the following being limitative but merely referential, smelt, treatment and refining costs (including, without limitation, metal losses, impurity penalties and sampling and arbitration services); commissions for the sale of Products and costs related to their sale.

Such costs further include all types of taxes, royalties and/or customs and tariff duties, with the exception of income or similar taxes that CHAMBARA is required to pay for the extraction, treatment, transportation, storage, exportation and/or sale of the Products. They also include the costs incurred for the conversion of leachable solutions into cathodes and other similar goods, in addition to the costs incurred in the storage and transportation of the Products from the Properties to the smelter, refinery and/or final market where the Products are finally placed, or between any such places; and the costs incurred in buying insurance policies or paying freight associated with the Products during transportation or storage.

1.5     "Products" shall mean the ore resources extracted and recovered from the Properties, and the solutions, concentrates or cathodes obtained through leaching or solution extraction or other treatment of the ores extracted and recovered from the Properties.

The Products shall not include ores extracted outside the Properties' area, neither solutions, concentrates nor cathodes obtained from mineralized material extracted outside the Properties' area, whether placed in the Properties for leaching or other treatment, or conveyed to the Properties for treatment and/or storage.

2.      Date of payment of NSR Royalties: Payment of the NSR Royalty will be made by CHAMBARA to THE DILUTED SHAREHOLDER on a quarterly basis. Therefore, payment of the NSR Royalty will be made with respect to the sale of minerals extracted and removed from the Properties and effectively paid for to CHAMBARA in each quarter.

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Within the ten (10) calendar days following the beginning of each quarter, CHAMBARA shall deliver to THE DILUTED SHAREHOLDER the NSR Royalty's payment settlements with the calculation of the NSR Royalty determined in accordance with this Annex.

Attached to the aforesaid settlement, CHAMBARA will deliver to THE DILUTED SHAREHOLDER the certified checks referred to in section 3 below, copies of the minerals' sale settlements that may correspond, as well as any other information supporting the calculation of the NSR Royalties. THE DILUTED SHAREHOLDER shall immediately deliver to CHAMBARA the invoice corresponding to the payment made by CHAMBARA.

3.      Method of Payment: Payment of the NSR Royalties shall be made through the delivery of certified checks issued by CHAMBARA to the order of THE DILUTED SHAREHOLDER. The delivery of said checks will be made at the address established for those effects in the Agreement by THE DILUTED SHAREHOLDER.

The payment of the NSR Royalties shall be deemed to have occurred upon receipt by THE DILUTED SHAREHOLDER of the certified checks referred to in the preceding paragraph. It is hereby established that CHAMBARA shall only be obliged to make those payments to THE DILUTED SHAREHOLDER, and not to another party, unless otherwise agreed between CHAMBARA and THE DILUTED SHAREHOLDER.

4.      Objections to the NSR Royalty payment: THE DILUTED SHAREHOLDER may contest the royalty's payment settlements prepared by CHAMBARA within fifteen (15) calendar days following their receipt. If THE DILUTED SHAREHOLDER fails to make any objections to the NSR Royalty payment settlements forwarded by CHAMBARA within such fifteen (15) calendar days term, such payment settlements shall be deemed to have been accepted and approved.

5.      Audit: If within the term referred to in section 4 above, THE DILUTED SHAREHOLDER made any objections to the NSR Royalty payment settlements submitted by CHAMBARA, THE DILUTED SHAREHOLDER and CHAMBARA shall make their best efforts to reach an agreement regarding any differences which may have arisen between them.

If CHAMBARA and THE DILUTED SHAREHOLDER fail to reach an agreement within fifteen (15) calendar days following the date in which THE DILUTED SHAREHOLDER notifies its objections to CHAMBARA, the differences between such parties shall be submitted to a final and conclusive analysis by a consultant firm mutually agreed upon between CHAMBARA and THE DILUTED SHAREHOLDER . The expenses for the hiring of such consultant firm shall be borne by THE DILUTED SHAREHOLDER.

The consultant firm referred to in the preceding paragraph shall conduct an audit of all the documents supporting the NSR Royalty payment settlements subject to observations by THE DILUTED SHAREHOLDER, as well as of all such other information and/or documents as are necessary to that effect. The audit shall take place at the place to be designated by CHAMBARA for those effects and during the business hours of the latter.

If the audit reveals that the calculation of the NSR Royalties made by CHAMBARA is within a 2.5% range of the audit results, the cost of the audit shall be fully borne by THE DILUTED SHAREHOLDER. However, if the audit reveals that the calculation of the NSR Royalties made by CHAMBARA exceeds the 2.5% range of the audit results, CHAMBARA shall bear the costs thereof.

Upon completion of the audit and delivery of the results to CHAMBARA and THE DILUTED SHAREHOLDER CHAMBARA shall pay, without any interests, any additional NSR Royalties that might have been determined by the audit.

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Such payment will be made by CHAMBARA within fifteen (15) calendar days of receipt of the audit.

However, if the audit determined that CHAMBARA paid NSR Royalties in excess of what is was really obliged to make, THE DILUTED SHAREHOLDER shall reimburse CHAMBARA the amount paid in excess by it (without interests) within fifteen (15) calendar days of receipt of the audit.

6.      Sales to an Affiliate or Subsidiary of CHAMBARA: Any smelter or refinery owned or controlled by CHAMBARA or any Affiliate or Subsidiary thereof, shall be deemed to be a treatment smelter or refinery for purposes of calculation of the Net Smelter Returns.

Net Smelter Returns on Products acquired by such refinery or smelter shall be calculated and determined in accordance with customary treatment smelting and refining practices, as if sold to such smelter or refinery by third parties.

However, the amount of such Net Smelter Returns shall not be less of what CHAMBARA would have received if the Products had been sold to a smelter or refinery owned by a third party different from CHAMBARA or from of an Affiliate or Subsidiary of the latter.

7.      Prudent operations: The ores (even after undergoing some type of treatment) extracted and recovered from the Properties, may be commingled with ores (even after undergoing some type of treatment) with a similar composition extracted from other mining Properties other than the Properties.

All determinations required for the calculation of the Net Smelter Returns, including, without limitation, the metal grade of ores extracted from the Properties, and the metal grade or amount of metal recovered from such ores, shall be made by CHAMBARA in accordance with prudent engineering, metallurgy and cost accounting practices.

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ANNEX E

REPRESENTATIONS AND WARRANTIES OF MINERA SOLITARIO

For purposes of this Annex, the words and terms defined in the Agreement of which this annex forms part, shall have the same meaning for the purposes of this annex, unless specified otherwise.

MINERA SOLITARIO hereby expressly represents and warrants VOTORANTIM the following:

1.     To the best of its knowledge all information provided to VOTORANTIM by MINERA SOLITARIO with respect to CHAMBARA and the Properties prior to the date hereof, is correct and there is no material fact or information of which MINERA SOLITARIO is aware which might render any of that information inaccurate or misleading or which might reasonably be expected to adversely affect the willingness of VOTORANTIM to enter in the Agreement.

2.     WALTER HUNT (acting as trustee of SOLITARIO RESOURCES CORP.) and MINERA SOLITARIO PERU S.A.C. are the sole legal and beneficial owners of the 100% of shares issued by CHAMBARA, as set forth opposite to their respective names below:

Shareholder	Number of shares
WALTER HUNT	1
MINERA SOLITARIO PERU S.A.C.	78,435
TOTAL	78,436

3.     SOLITARIO RESOURCES CORP. (indirectly, through WALTER HUNT) and MINERA SOLITARIO PERU S.A.C. have the right to exercise all voting and other rights over 100% of the shares issued by CHAMBARA.

4.     CHAMBARA exists and is a duly organized and validly existing and duly incorporated, according to the laws of the Republic of Peru.

5.     All the shares issued at the date hereof by CHAMBARA, comprise all the issued and allotted share capital of such company, and have been properly and validly issued and allotted and are each fully paid.

6.     No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issuance, registration, sale or transfer, amortisation or repayment of any of the shares issued by CHAMBARA, or loan capital or any other security giving rise to a right over, or an interest in, the capital of CHAMBARA under any option, agreement or other arrangement.

7.     There are no liens or encumbrances of any kind over the shares issued by CHAMBARA.

8.     CHAMBARA has no interest in, and has not agreed to acquire, any share capital or other security of any other company (whether incorporated or not).

9.     All shareholders that have ever had a shareholding stake in CHAMBARA, have been lawfully bought out, squeezed out, excluded and/or separated from CHAMBARA, in strict compliance with the applicable law.

10.     The registers and minute books, books of account and other records of whatsoever kind of CHAMBARA in all material respects:

10.1     are up-to-date;are kept in accordance with applicable law; and,

10.2     contain complete and accurate records of all matters required to be dealt with in such books and records.

11.     All filings, publications, registrations, records, documents and returns required by applicable law to be delivered or made by CHAMBARA to registries or any other relevant regulatory or governmental body in Peru, have been so made on a timely basis.

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12.     With respect to CHAMBARA's accounting books and records (the "Accounts"):

12.1   The Accounts have been prepared in accordance with the applicable laws and in accordance with the accounting principles, standards and practices generally accepted at the date of their preparation in Peru ("Peru GAAP").

12.2   The Accounts accurately represent the assets, liabilities and state of affairs of CHAMBARA and of the profits or losses of said company for the period concerned.

12.3   The Accounts have been properly maintained and constitute a reasonably accurate and complete record of all matters and where required by the applicable law, have been duly filed in all material respects with the statutory accounting requirements including the requirements with respect to taxation.

12.4   As of the date hereof, CHAMBARA has no obligation, indebtedness, liabilities or contingencies, that may be material and which according to the Peru GAAP ought to be reflected in the Accounts or their notes.

13.     There is no outstanding guarantee, indemnity or security granted by CHAMBARA or for the benefit of CHAMBARA.

14.     There are no liabilities, whether actual or contingent, of CHAMBARA; none of which results in a material adverse change in the financial position or prospects or turnover of CHAMBARA.

15.     There are no liabilities or debts, whether actual or contingent, of CHAMBARA owed or outstanding which may become owed or outstanding to any Affiliate or Subsidiary.

16.     All the assets included in the Accounts or acquired by CHAMBARA:

16.1     Are legally and beneficially owned by CHAMBARA;

16.2     Are in the possession or under the control of CHAMBARA; and,

16.3     Are free from liens or encumbrances.

17.     CHAMBARA has not been notified by a third party that it infringes any intellectual property rights of any persons.

18.     CHAMBARA is not a party to or subject to absolutely any contract, transaction, arrangement, understanding or obligation, provided that CHAMBARA is not, or has not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

19.     CHAMBARA is not a party to a contract with any Affiliate or Subsidiary.

20.     To the best of its knowledge all material licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities (the "Licences") necessary for the carrying on of the businesses of CHAMBARA have been obtained, are in full force and effect, do not contain conditions which would hinder the ordinary and usual course of business and have been and are being complied with.

21.     To the best of its knowledge CHAMBARA is not currently, nor is reasonably expected to be, under investigation, enquiry or proceeding which is likely to result in the suspension, cancellation, modification or revocation of any Licence.

22.     To the best of its knowledge none of the Licences necessary for the carrying on of the business of CHAMBARA have been breached nor has CHAMBARA been informed that a License is likely to be suspended, modified or revoked (whether as a result of the entry into or completion of this Agreement or otherwise).

23.     To the best of its knowledge CHAMBARA is conducting, and has conducted, its respective business in compliance with applicable laws and it is not, nor has been in breach of any such laws.

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24.     CHAMBARA has not received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with applicable laws, or requiring it to take or omit any action.

25.     CHAMBARA (nor any person for whose acts or defaults CHAMBARA may be liable) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration.

26.     To the best of its knowledge no claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or threatened by or against CHAMBARA (or any person for whose acts or defaults CHAMBARA may be liable), provided that there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration.

27.     Neither CHAMBARA nor any of the Properties, assets or operations which it owns or in which it is interested, is subject to any continuing injunction, judgment or order of any court, arbitrator, governmental agency or regulatory body, nor in default under any order, licence, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any court.

28.     All taxes of any nature whatsoever for which CHAMBARA is liable and which has fallen due for payment, has been duly paid.

29.     To the best of its knowledge CHAMBARA has fulfilled fully and opportunely all other obligations and charges imposed by the respective and applicable legislation and tax regulations.

30.     CHAMBARA has paid fully and opportunely all taxes, fees, interest, rights, contributions and municipal licenses of any kind, including the corresponding monthly income tax prepayments.

31.     CHAMBARA has not made any payment to non Peruvian-domiciled individuals or entities, including the payment of dividends, for which it might exist the obligation of withholding any Income tax or any other tax.

32.     CHAMBARA has presented timely and in good faith all the declarations and reports required by the laws, rules and regulations of autonomous entities and instructions and circulars of administrative entities, related to taxes, customs, foreign exchange, and social security in general. CHAMBARA has complied with paying all applicable fines when not filing in due time, its tax returns.

33.     CHAMBARA has properly and punctually paid all taxes which it has become liable to pay and it has never paid or become liable to pay, nor are there any circumstances by reason of which it is likely to become liable to pay, any penalty, fine, interest or surcharge in connection with taxation matters.

34.     CHAMBARA has not been subject to or is currently subject to any investigation, audit or visit by any tax or excise authority.

35.     CHAMBARA is not or will not become liable to the payment of taxes chargeable primarily on any other party, including, without limitation, social security payments for subcontractors.

36.     CHAMBARA has not been notified with any administrative resolution whereby the revenue authorities demand the payment of any due taxes.

37.     CHAMBARA is not involved in any tax related proceeding nor is subject to the fractioning of any tax debt.

38.     CHAMBARA has not made any payment to entities domiciled in tax havens.

39.     CHAMBARA has not conducted any international trade transactions for which a customs-related contingency could exist.

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40.     CHAMBARA has no liability for taxes on income or gains except in respect of and to the extent of income and profits actually received, nor do any arrangements exist which might give rise to such a liability.

41.     CHAMBARA has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to any applicable added value, goods and services or sales tax.

42.     CHAMBARA has complied with all formalities and requisites imposed by the applicable law for the use of the IGV paid as a tax credit, particularly in connection to, although not limited to, the IGV paid in relation to the goods acquired by CHAMBARA (if any).

43.     CHAMBARA's business has not been materially and adversely affected by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are reasonably likely to give rise to any such effects;

44.     CHAMBARA is not or has not become insolvent under the laws of Peru or unable to pay its debts as they fall due, provided that CHAMBARA has not proposed nor intends to propose any arrangement of any type with its creditors;

45.     CHAMBARA has not been granted nor has applied for any financial facility.

46.     There have been or are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning CHAMBARA and, no events have occurred which, under applicable laws, would justify such proceedings;

47.     No steps have been taken to enforce any security over any assets of CHAMBARA and no event has occurred to give the right to enforce such security.

48.     There are no powers of attorney or authorizations granted to persons other than those that appear in CHAMBARA's respective entry in the Lima Public Registry, and CHAMBARA have not granted any other powers or authorities different than those reflected in the respective CHAMBARA by-laws.

49.     CHAMBARA has never had any dependent worker to whom the labor regime that governs private activities in Peru might be applicable.

50.     CHAMBARA has never hired any individual for the rendering of independent services ("recibos por honorarios profesionales").

51.     CHAMBARA has never opened a payroll book before the Ministry of Labor, because it has never had employees.

52.     CHAMBARA does not owe any amount for the payment of salaries, legal gratifications, family assignations, extra time and/or vacations, to individuals to which that might have had the right to receive any of those benefits.

53.     CHAMBARA does not pay and has never paid any kind of "of the payroll" salary or compensation to any employee.

54.     CHAMBARA does not have any employee working for it on "of the payroll" status".

55.     CHAMBARA has never been involved in any labor administrative procedure.

56.     CHAMBARA is not involved in any administrative procedure related to the payment or reimbursement of contributions to the Health Social Security (ESSALUD) or to the National System of Pensions (ONP).

57.     CHAMBARA is not involved in any judicial proceeding initiated by any company forming part of the Private System of Pensions (AFP's) for the payment or reimbursement of labor or pension related contributions.

58.     CHAMBARA has never been involved in any labor related judicial proceeding.

59.     CHAMBARA has never been subject of inspections by the labor authorities in order to verify its compliance with the labor regulations.

60.     CHAMBARA does not owe any amount to any individual for Compensation of Length of Services (CTS).

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61.     There is any measure related to occupational security and hygiene that has not been adopted by CHAMBARA and that should have been adopted in compliance with applicable law.

62.     CHAMBARA has not hired any individuals under formative regimes (trainees, juvenile labor training, etc.).

63.     CHAMBARA has never maintained or maintains any contractual relationship with entities providing labor intermediation or similar services.

64.     CHAMBARA has not committed any labor infraction.

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